Exhibit 2.1

EXECUTION VERSION

ARRANGEMENT AGREEMENT

among

WHITING PETROLEUM CORPORATION,

1007695 B.C. LTD.

and

KODIAK OIL & GAS CORP.

dated as of

JULY 13, 2014

i

Exhibit A	–	Continuance Resolution
Exhibit B	–	Arrangement Resolution
Exhibit C	–	Plan of Arrangement
Exhibit D	–	Consent Solicitations
Exhibit E	–	Pre-Acquisition Reorganization
Exhibit F	–	Regulatory Filings
Exhibit G	–	Knowledge

INDEX OF DEFINED TERMS

Defined Term	Section

2019 Notes	Section 7.12

2021 Notes	Section 7.12

2022 Notes	Section 7.12

Acquiror	Preamble

Acquiror Canadian Sub	Preamble

Acquiror Common Stock	Recitals

Acquiror Contract	Section 7.12

Acquiror Disclosure Schedule	Article 3

Acquiror Issued Securities	Section 1.2(a)(ix)

Acquiror Leased Real Property	Section 3.13(b)

Acquiror Meeting	Section 1.3

Acquiror Owned Real Property	Section 3.13(b)

Acquiror Plan	Section 3.19

Acquiror Preferred Stock	Section 3.3(a)

Acquiror Real Property Leases	Section 3.13(b)

Acquiror Recent Balance Sheet	Section 7.12

Acquiror Recommendation	Section 4.7(b)

Acquiror Report Preparer	Section 3.14

Acquiror Requisite Shareholder Vote	Section 3.4

Acquiror Reserve Reports	Section 3.14

Acquiror’s Costs	Section 6.2(b)(i)

Acquiror SEC Reports	Section 3.6(a)

Acquiror Securities Reports	Section 3.6(a)

Acquiror Stock Options	Section 3.3(a)

Acquiror Stock Plans	Section 3.3(a)

Adverse Notice	Section 4.9(b)

Adverse Recommendation Change	Section 4.9(b)

Affiliates	Section 7.12

Defined Term	Section

Agreement	Preamble

Amalco	Section 7.12

Amalgamation Application	Section 1.2(e)

Arrangement	Section 1.2(a)(i)

Arrangement Resolution	Recitals

Assumed Company Award	Section 1.1(c)

BCBCA	Section 1.2(a)

Business Day	Section 7.12

Canadian Securities Authorities	Section 7.12

Canadian Securities Laws	Section 7.12

Closing	Section 7.12

Closing Date	Section 7.12

Code	Section 7.12

Company	Preamble

Company Budget	Section 4.2(b)(v)

Company Common Shares	Recitals

Company Compensatory Award	Section 1.1(c)

Company Continuance	Recitals

Company Contract	Section 7.12

Company Disclosure Schedule	Article 2

Company Employee Benefit Plans	Section 2.13(a)

Company ERISA Affiliate	Section 2.13(a)

Company Intellectual Property	Section 2.15(a)

Company Issued Securities	Section 1.8(c)

Company Leased Real Property	Section 2.17(b)

Company Meeting	Section 1.2(b)

Company Owned Real Property	Section 2.17(b)

Company Permits	Section 2.10

Company Real Property Leases	Section 2.17(b)

Company Recent Balance Sheet	Section 7.12

Company Recommendation	Section 4.7(b)

v

Defined Term	Section

Company Report Preparer	Section 2.18

Company Requisite Shareholder Vote	Section 1.2(a)(ii)

Company Reserve Reports	Section 2.18

Company Restricted Stock Award	Section 1.1(c)

Company RSU	Section 1.1(c)

Company RSU and Option Awards	Section 7.12

Company’s Costs	Section 6.2(c)(i)

Company SEC Reports	Section 2.6(a)

Company Securities Reports	Section 2.6(a)

Company Stock Options	Section 2.3(a)

Company Stock Plan	Section 2.3(a)

Confidentiality Agreement	Section 4.17

Consent Solicitations	Section 4.10(d)

Consideration	Section 7.12

Continuing Employees	Section 4.21

Continuing Employee Plans	Section 3.19

Contract	Section 7.12

Continuance Requisite Shareholder Vote	Section 7.12

Continuance Resolution	Recitals

Court	Recitals

Derivative	Section 7.12

Dissent Rights	Section 7.12

Effective Date	Section 7.12

Effective Time	Section 7.12

Employee Benefit Plans	Section 7.12

Environmental Laws	Section 2.12(a)

Equity Interests	Section 7.12

ERISA	Section 7.12

ERISA Affiliate	Section 7.12

Exchange Act	Section 7.12

Final Order	Section 7.12

Defined Term	Section

Financing	Section 4.10(a)

GAAP	Section 2.6(b)

General Developments	Section 7.12

Governmental Entity	Section 7.12

Hazardous Substance	Section 7.12

Hydrocarbons	Section 7.12

Indenture Amendments	Section 4.10(d)

Indentures	Section 4.10(d)

Intellectual Property Rights	Section 7.12

Intended Tax Treatment	Section 1.10

Interim Order	Section 7.12

Intervening Event	Section 4.9(b)

Law	Section 7.12

Liens	Section 7.12

Material Adverse Effect	Section 7.12

Merger	Section 7.12

Multiemployer Plan	Section 7.12

Notes	Section 4.10(d)

Oil and Gas Contracts	Section 7.12

Oil and Gas Interests	Section 7.12

Oil and Gas Leases	Section 7.12

Order	Section 7.12

Other Party	Section 4.9(a)

Party or Parties	Section 7.12

Permitted Lien	Section 7.12

Permitted Transaction	Section 4.9(a)

Person	Section 7.12

Plan of Arrangement	Recitals

Pre-Acquisition Reorganization	Section 4.1(a)

Production Burden	Section 7.12

Proxy Statement / Circular	Section 7.12

Defined Term	Section

Registrar	Section 1.2(e)

Regulatory Law	Section 7.12

Representatives	Section 4.4(a)

Sarbanes-Oxley Act	Section 2.6(d)

SEC	Section 1.2(a)(viii)

SEC Clearance	Section 1.2(b)

Securities Authorities	Section 7.12

Share Encumbrances	Section 7.12

Share Exchange Ratio	Section 7.12

Share Issuance	Recitals

Subject Company	Section 4.9(a)

Subject Company Board	Section 4.9(a)

Subject Company Shareholder Approval	Section 4.9(a)

Subsidiaries	Section 7.12

Superior Proposal	Section 4.9(a)

Takeover Proposal	Section 4.9(a)

Taxes	Section 7.12

Tax Return	Section 7.12

Termination Date	Section 6.1(c)

Transaction Developments	Section 7.12

U.S. Securities Act	Section 7.12

U.S. Securities Laws	Section 7.12

Units	Section 7.12

Wells	Section 7.12

YBCA	Recitals

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT (this “Agreement”) is made and effective as of July 13, 2014 among Whiting Petroleum Corporation, a corporation organized and existing under the laws of the State of Delaware, U.S.A. (“Acquiror”), 1007695 B.C. Ltd., a company organized and existing under the laws of British Columbia, Canada (“Acquiror Canadian Sub”), and Kodiak Oil & Gas Corp., a corporation continued and existing under the laws of the Yukon Territory, Canada (“Company”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning set forth in Section 7.12.

WHEREAS, the Board of Directors of each of Acquiror, Acquiror Canadian Sub and Company has determined that a business combination pursuant to which Acquiror Canadian Sub would acquire all of the outstanding common shares without par value per share, of the Company (the “Company Common Shares”) in exchange for the issuance and payment of certain shares of Common Stock, $0.001 par value per share, of Acquiror (the “Acquiror Common Stock”), pursuant to a Plan of Arrangement, is in the best interests of their respective shareholders;

WHEREAS, the Board of Directors of Company has unanimously approved the transactions contemplated by this Agreement and the Plan of Arrangement, and Company has agreed to submit for approval (a) a special resolution in the form attached hereto as Exhibit A (as amended from time to time in accordance with this Agreement (the “Continuance Resolution”) to the holders of the outstanding Company Common Shares in respect of the continuance of Company from the jurisdiction of the Yukon Territory to the jurisdiction of the Province of British Columbia pursuant to Section 302 of the BCBCA and section 191 of the Business Corporations Act (Yukon) (the “YBCA”), such continuance to occur prior to the Arrangement (as defined below) (the “Company Continuance”), (b) to the extent the Continuance Resolution is approved, a special resolution, in the form attached hereto as Exhibit B (as amended from time to time in accordance with this Agreement, the “Arrangement Resolution”), to the holders of the outstanding Company Common Shares, voting separately as a class, and the holders of the outstanding Company Common Shares and Company RSU, Option Awards and Company Restricted Stock Awards, voting together as a class, and (c) a plan of arrangement, in the form attached hereto as Exhibit C (as amended from time to time in accordance with this Agreement, the “Plan of Arrangement”), to the Supreme Court of British Columbia (the “Court”);

WHEREAS, the Board of Directors of each of Acquiror and Acquiror Canadian Sub has unanimously approved the transactions contemplated by this Agreement and the Plan of Arrangement, and Acquiror has agreed to submit to the holders of Acquiror Common Stock for approval the issuance of Acquiror Common Stock contemplated by this Agreement (the “Share Issuance”);

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

    WHEREAS, Acquiror, Acquiror Canadian Sub and Company desire to make certain representations, warranties and covenants in connection with, and to prescribe certain conditions to, the transactions contemplated hereby.

    NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and conditions set forth in this Agreement, and intending to be legally bound, Acquiror, Acquiror Canadian Sub and Company agree as follows:

ARTICLE 1

THE ARRANGEMENT

Section 1.1.      Arrangement. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time and as more fully set forth in the Plan of Arrangement:

(a)        Each Company Common Share issued and outstanding immediately prior to the Effective Time held by a shareholder of the Company that has validly exercised its Dissent Right in respect of the Arrangement will be transferred by such shareholder to Acquiror Canadian Sub.

(b)        Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than Company Common Shares owned, directly or indirectly, by Acquiror, Acquiror Canadian Sub and other than Company Common Shares with respect to which Dissent Rights in respect of the Arrangement have been properly exercised and not withdrawn) will be transferred by such shareholder to Acquiror Canadian Sub in exchange for the Consideration.

(c)        Each outstanding Company Stock Option, each outstanding restricted stock unit that is measured in relation to, or settleable in, Company Common Shares (a “Company RSU”) and each award of restricted stock relating to Company Common Shares (a “Company Restricted Stock Award”) (each such Company Stock Option, Company RSU and Company Restricted Stock Award, a “Company Compensatory Award”), whether vested or unvested, shall be assumed by Acquiror and converted automatically at the Effective Time into an option, restricted stock unit or restricted stock award, as the case may be, denominated in shares of Acquiror Common Stock based on the Share Exchange Ratio and subject to terms and conditions substantially identical to those in effect at the Effective Time (each such assumed Company Compensatory Award, an “Assumed Company Award”), except that (i) the number of shares of Acquiror Common Stock that will be subject to each such Assumed Company Award shall be determined by multiplying the number of Company Common Shares subject to such Assumed Company Award by the Share Exchange Ratio (rounded down to the nearest whole share) and (ii) if applicable, the exercise or purchase price per share of each such Assumed Company Award shall equal (A) the per share exercise or purchase price of each such Assumed Company Award divided by (B) the Share Exchange Ratio (rounded upwards to the nearest whole cent). At the Effective Time, Acquiror shall assume the Company Stock Plan.

Section 1.2.      Company Implementation Steps.

(a)        As promptly as reasonably practicable after the date of the SEC Clearance, Company shall apply, in a manner reasonably acceptable to Acquiror, to the Court under 291 of the Business Corporations Act (British Columbia) (the “BCBCA”) and, in cooperation with Acquiror, prepare, file and diligently pursue an application, for the Interim Order, which shall provide (among other things):

    (i)      for the class of persons to whom notice shall be provided in respect of the proposed arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set forth in the Plan of Arrangement (the “Arrangement”) and the Company Meeting and for the manner in which such notice shall be provided;

(ii)        that the requisite approval (the “Company Requisite Shareholder Vote”) for the Arrangement Resolution shall be:

(A)

at least two-thirds of the votes cast on the Arrangement Resolution by those holders of Company Common Shares present in person or represented by proxy at the Company Meeting, each Company Common Share entitling the holder thereof to one vote on the Arrangement Resolution; and

(B)

at least two-thirds of the votes cast on the Arrangement Resolution by those holders of Company Common Shares and holders of Company RSUs, Option Awards and Company Restricted Stock Awards present in person or represented by proxy at the Company Meeting together voting as a class, each Company Common Share entitling the holder thereof to one vote on the Arrangement Resolution and each Company RSU, Option Award and Company Restricted Stock Award entitling the holder thereof to that number of votes equal to the number of Company Common Shares issuable upon the valid exercise of a Company Stock Option, or the valid settlement of a Company RSU or Company Restricted Stock Award, as applicable, on the Arrangement Resolution;

(iii)       that, in all other respects, the terms, restrictions and conditions of Company’s articles of continuation and by-laws as in effect as of the date of this Agreement, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(iv)       for the grant of the Dissent Rights in respect of the Arrangement;

(v)        for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(vi)       that the Company Meeting may be adjourned or postponed from time to time by Company (subject to the terms of this Agreement) without the need for additional approval of the Court;

(vii)      confirmation of the record date for the purposes of determining the holders of Company Common Shares, Company Stock Options, Company RSUs and Company Restricted Stock Awards, entitled to receive material and vote at the Company Meeting in accordance with the Interim Order;

    (viii)    that the Plan of Arrangement may be amended by the Parties, after the Interim Order, without the need for additional approval of the Court, to reflect any comments received by the United States Securities and Exchange Commission (the “SEC”), if any;

    (ix)      that it is Acquiror’s intention to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Acquiror Common Stock, options, restricted stock units and restricted stock awards of Acquiror (collectively, the “Acquiror Issued Securities”) to be issued pursuant to the Arrangement, based on the Court’s approval of the Arrangement; and

    (x)       that it is Acquiror’s intention to rely on the prospectus and registration requirements of applicable Canadian Securities Laws either by virtue of exemptive relief from the Canadian Securities Authorities or by virtue of applicable exemptions under Canadian Securities Laws with respect to the issuance of the Acquiror Issued Securities pursuant to the Arrangement.

(b)        Company shall, as soon as reasonably practicable after the SEC has informed Acquiror and Company that it has no further comments with respect to or will not review (“SEC Clearance”) the Proxy Statement / Circular and consistent with the provisions set forth in Section 4.7, duly take all lawful action to call, give written notice of, convene and hold a meeting of its shareholders (the “Company Meeting”) for the purpose of voting upon the approval of (i) the Continuance Resolution by the holders of Company Common Shares and (ii) the Arrangement Resolution by (A) the holders of Company Common Shares and (B) the holders of Company Common Shares and the Company RSUs, Option Awards and Company Restricted Stock Awards, voting together as a class.

(c)        If (i) the Interim Order is obtained, (ii) the Continuance Resolution is approved at the Company Meeting in accordance with the YBCA and (iii) the Arrangement Resolution is approved at the Company Meeting as provided for in the Interim Order, then Company shall, as reasonably practicable thereafter, and no later than one Business Day thereafter, complete the Company Continuance.

(d)        Company shall, as soon as reasonably practicable after the completion of the Company Continuance and no later than two Business Days thereafter, complete all actions necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 291 of the BCBCA.

(e)        After obtaining the Final Order and subject to the satisfaction of the conditions set forth in Article 5 (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction of such conditions), Company shall, one Business Day prior to the Effective Date, send an amalgamation application in respect of the Arrangement (the “Amalgamation Application”), together with such other documents as may be required in connection therewith under the BCBCA, to the Registrar appointed pursuant to Section 400 of the BCBCA (the “Registrar”), for endorsement and filing by the Registrar to give effect to the amalgamation and the conversion of Amalco to an unlimited liability company which form part of the Arrangement. The Amalgamation Application and all such other documents shall be in a form and substance reasonably satisfactory to Acquiror.

Section 1.3.    Acquiror Implementation Steps. Acquiror shall, as soon as reasonably practicable after SEC Clearance and consistent with the provisions set forth in Section 4.7, duly take all lawful action to call, give written notice of, convene and hold a meeting of its shareholders (the “Acquiror Meeting”) for the purpose of voting upon the approval of the Stock Issuance by the holders of Acquiror Common Stock.

Section 1.4.    Certain Adjustments. If, between the date of this Agreement and the Effective Time, (a) the outstanding Company Common Shares or Acquiror Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, (b) a stock dividend or dividend payable in any other securities of Company or Acquiror shall be declared with a record date within such period or (c) any similar event shall have occurred, then the Share Exchange Ratio shall be appropriately adjusted to provide the holders of Company Common Shares the same economic effect as contemplated by this Agreement prior to such event.

Section 1.5.    Dissenting Shares. Prior to the Company Meeting, Company shall provide Acquiror with prompt (and in no event later than two Business Days after receipt of notice) written notice of any purported exercise or withdrawal of Dissent Rights by any shareholder of Company that is received by Company in relation to the Continuance Resolution, the Arrangement Resolution or both. Subject to applicable Law, Company shall provide Acquiror with the opportunity to participate in and direct all negotiations and proceedings with respect to any exercise of such Dissent Rights. Company shall not make any payment with respect to, settle or offer to settle, or otherwise negotiate, any exercise of such Dissent Rights without the prior written consent of Acquiror.

Section 1.6.    Amendments to Plan of Arrangement. Subject to the Interim Order, the Final Order, Section 6.3, Article 6 of the Plan of Arrangement and any applicable Law, Company agrees to amend the Plan of Arrangement at any time prior to the Effective Time to add, remove or amend any steps or terms as determined to be reasonably necessary or desirable by Acquiror, provided that the Plan of Arrangement shall not be amended in any manner that is (a) prejudicial to the holders of Company Common Shares or is inconsistent with the provisions of this Agreement or (b) creates a reasonable risk of materially delaying, impairing or impeding in any material respect the consummation of the transactions contemplated by this Agreement, including the receipt of any approval under any Regulatory Law or the satisfaction of any condition set forth in Article 5.

Section 1.7.    Closing. Subject to satisfaction or waiver of all of the conditions set forth in Article 5, the Arrangement shall be effective at the Effective Time on the Closing Date and will have all of the effects provided by applicable Law.

Section 1.8.    U.S. Securities Act Matters. The Parties agree that the Arrangement will be carried out with the intention that all Acquiror Issued Securities issued on completion of the Arrangement will be issued by Acquiror in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereunder. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act, the Parties agree that the Arrangement will be carried out on the following basis:

(a)        the Arrangement will be subject to the approval of the Court;

(b)        the Court will be advised as to the intention of the Parties to rely on the exemption under Section 3(a)(10) of the U.S. Securities Act prior to the hearing required to approve the Arrangement;

(c)        the Court will be required to satisfy itself as to the fairness of the Arrangement to the holders of Company Common Shares, Option Awards, Company RSUs and Company Restricted Stock Awards of Company (the “Company Issued Securities”), subject to the Arrangement;

(d)        Company will ensure that holders of Company Issued Securities entitled to receive Acquiror Issued Securities on completion of the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(e)        the holders of Company Issued Securities entitled to receive Acquiror Issued Securities will be advised that the Acquiror Issued Securities issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by Acquiror in reliance on the exemption under Section 3(a)(10) of the U.S. Securities Act;

(f)        the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being fair to the holders of Company Issued Securities;

(g)        the Interim Order approving the Company Meeting will specify that each holder of Company Issued Securities will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time;

(h)        the Final Order shall include a statement to substantially the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of Acquiror, pursuant to the Plan of Arrangement.”

Section 1.9.    Canadian Securities Laws Matters. The Parties agree that the Arrangement will be carried out with the intention that all Acquiror Issued Securities issued on completion of the Arrangement will be issued by Acquiror in reliance of the prospectus and registration requirements of applicable Canadian Securities Laws either by virtue of exemptive relief from the Canadian Securities Authorities or by virtue of applicable exemptions under Canadian Securities Laws.

Section 1.10.  United States Tax Treatment. It is intended by the Parties that (a) the transactions included in the Merger shall be treated as a single integrated transaction for U.S. federal income tax purposes and (b) for U.S. federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Except as otherwise required by a final “determination” (within the meaning of Section 1313(a)(1) of the Code), in any Tax filing or proceeding the parties shall not take any position inconsistent with the intended U.S. federal income tax treatment of the Merger that is described in the immediately preceding sentence (the “Intended Tax Treatment”).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (a) as set forth in the disclosure schedules (with specific reference to the section or subsection of this Agreement to which the information stated in such disclosure relates; provided that any fact or condition disclosed in any section of such disclosure schedules in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of such disclosure letter reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such disclosure letter notwithstanding the omission of a reference or cross reference thereto) delivered by the Company to Acquiror prior to the execution of this Agreement (the “Company Disclosure Schedule”), or (b) as disclosed in Company SEC Reports filed or furnished by the Company after January 1, 2014 and publicly available prior to the date of this Agreement, but excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature; provided, that the exception provided for in this clause (b) shall be applied if, and only if, the relevance of the applicable disclosure in any such Company SEC Report filed prior to the date hereof to a particular representation is reasonably apparent on the face of the text of such disclosure, Company represents and warrants to Acquiror and Acquiror Canadian Sub as follows:

Section 2.1.    Organization and Qualification. Each of Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, continuation or organization and has full power and authority to own, operate and lease the properties and assets owned or used by it and to carry on its business as and where such is now being conducted. Each of Company and its Subsidiaries is duly licensed or qualified to do business as a foreign corporation (or other applicable entity), and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to so qualify, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Company has, prior to the date hereof, made available to Acquiror complete and correct copies of the articles of continuation and by-laws of Company, including any amendments thereto, as presently in effect.

Section 2.2.    Subsidiaries. Section 2.2 of the Company Disclosure Schedule sets forth a correct and complete list of all of Company’s Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of each Subsidiary’s outstanding Equity Interests owned by Company or another Subsidiary.

Section 2.3.    Capitalization.

(a)        The authorized capital stock of Company consists entirely of an unlimited number of Company Common Shares. As of the date of this Agreement, 267,253,911 Company Common Shares were issued and outstanding. As of the date of this Agreement, there are (i) outstanding options to acquire Company Common Shares from Company representing in the aggregate the right to acquire 5,831,107 Company Common Shares (collectively, the “Company Stock Options”) under the Company’s 2007 Stock Incentive Plan (the “Company Stock Plan”), (ii) Company Restricted Stock Awards relating to an aggregate of 531,305 Company Common Shares under the Company Stock Plan and (iii) and Company RSUs relating to an aggregate of 2,050,370 Company Common Shares under the Company Stock Plan. As of the date of this Agreement, except as set forth above, no Equity Interests of Company have been issued or reserved for issuance or are outstanding. All issued and outstanding Company Common Shares are duly authorized, validly issued, fully paid and non-assessable and free of preemptive (or similar) rights and registration rights. No Company Common Shares have been issued in violation of any preemptive (or similar) rights.

(b)        All issued and outstanding Equity Interests of each Company Subsidiary are (i) duly authorized, validly issued, fully paid and non-assessable, (ii) free of preemptive (or similar) rights and registration rights and (iii) are owned by Company or a wholly-owned Subsidiary free and clear of any Share Encumbrances. Except for Company’s Subsidiaries, Company does not directly or indirectly own any Equity Interest in, or any security convertible into or exchangeable or exercisable for any Equity Interest in, any other Person. Neither Company nor any of its Subsidiaries is obligated to make any contribution to the capital of, make any loan to or guarantee the debts of, any Person (other than Company’s Subsidiaries), including any joint venture or similar entity.

(c)        Except for the Company Stock Options, Company Restricted Stock Awards and Company RSUs, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock, stock-based performance units or Contracts of any kind to which Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests in, or any security convertible or exercisable for or exchangeable into any Equity Interest of, Company or any of its Subsidiaries or any of its Subsidiaries, (ii) obligating Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, unit or Contract or (iii) giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Equity Interests of Company or any of its Subsidiaries.

(d)        There are no Share Encumbrances to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound relating to the issued or unissued Equity Interests of Company or any of its Subsidiaries (including any such Contracts that may limit in any way the solicitation of proxies by or on behalf of Company from, or the casting of votes by, its shareholders with respect to the Arrangement) or granting to any Person the right to elect, or to designate or nominate for election, a director to the Board of Directors of Company or a director of the board of directors or similar supervisory body of any Subsidiary of Company. There are no programs in place or outstanding obligations of Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any Equity Interests of Company or any of its Subsidiaries or (ii) to vote or to dispose of any Equity Interest of any of Company’s Subsidiaries.

Section 2.4.    Authorization. Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Company Continuance, to obtaining the Continuance Requisite Shareholder Vote and in the case of the consummation of the Arrangement, to obtaining the Company Requisite Shareholder Vote and approval by the Court of the Interim Order and the Final Order. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, and no other corporate proceedings on the part of Company or its securityholders are necessary to authorize this Agreement and to consummate the transactions contemplated hereby, other than the approval of the Company Continuance by the Continuance Requisite Shareholder Vote and the approval of the Arrangement Resolution by the Company Requisite Shareholder Vote. This Agreement has been duly executed and delivered by Company and, assuming due authorization, execution and delivery by Acquiror, constitutes a legal, valid and binding obligation of Company, enforceable against it in accordance with its terms.

Section 2.5.    No Violation.

(a)        The execution and delivery by Company of this Agreement do not, and the performance by Company of this Agreement will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or the loss of, any properties or assets of Company or any of its Subsidiaries pursuant to (i) any Law or Order, (ii) any provision of the articles of continuation, by-laws or other charter documents of Company or any of its Subsidiaries or (iii) any Contract to which Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or of any license, permit, approval, authorization or consent of any Governmental Entity held by, or affecting, or relating in any way to, the properties, assets or business of, Company or any of its Subsidiaries, except, in the case of this subclause (iii), as individually or in the aggregate, would not reasonably be expected to have a

Material Adverse Effect on Company. The execution and delivery by Company of this Agreement do not, and the performance by Company of this Agreement will not, result in the creation of any Share Encumbrance upon any Equity Interests of Company or any of its Subsidiaries or any Lien upon any of the material properties or assets of Company or any of its Subsidiaries (excluding, in the case of Liens on any of material properties or assets, any Permitted Liens).

(b)        Except for (i) filings as required by applicable requirements of the U.S. Securities Laws, Canadian Securities Laws and the Regulatory Laws, (ii) the filing and recordation of appropriate documents as required by the YBCA and BCBCA and (iii) filings that would not prevent or materially delay the consummation of the transactions contemplated hereby, neither Company nor any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by Company or any of its Subsidiaries in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except (A) where the failure to obtain such waiver, consent, approval or authorization would not prevent or materially delay the performance by Company of its obligations under this Agreement or (B) in connection with any submission described in subclauses (i), (ii) and (iii) above.

Section 2.6.    Filings with the SEC; Financial Statements; No Undisclosed Liabilities; Sarbanes-Oxley Act.

(a)        Company has filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC (the “Company SEC Reports”) and all other applicable securities regulatory authorities and self-regulatory organizations since January 1, 2011 (collectively, including the Company SEC Reports and all exhibits thereto, the “Company Securities Reports”). None of the Company Securities Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Company Securities Reports, as of their respective dates (or, as of the date of any amendment to the respective Company Securities Report), complied, as to form, in all material respects with the applicable requirements of the U.S. Securities Laws and the Canadian Securities Laws. No Subsidiary of Company is required to file any registration statement, prospectus, report, schedule, form, statement or other document with any applicable securities regulatory authority and self-regulatory organization, including the SEC.

(b)        Each of the financial statements of Company included in the Company Securities Reports, as of their respective dates (and as of the date of any amendment to the respective Company Securities Report), (i) complied, as to form, in all material respects with applicable accounting requirements and with the published rules and regulations of the applicable U.S. Securities Laws with respect thereto, (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure)

applied on a consistent basis during the periods and the dates involved (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein.

(c)        Neither Company nor any of its Subsidiaries has any liabilities or obligations required to be reflected or reserved, in accordance with GAAP, on a consolidated balance sheet of Company (including the notes thereto), except liabilities (i) as and to the extent reflected or reserved on the Company Recent Balance Sheet, (ii) incurred after the date of the Company Recent Balance Sheet in the ordinary course of business, (iii) as a result of the execution of this Agreement (iv) that, individually or in the aggregate, have not, or would not reasonably be expected to have, a Material Adverse Effect on Company; or (v) that have been discharged or paid in full.

(d)        Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Company in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). The management of Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective. The management of Company has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to Company’s outside auditors and the audit committee of the Board of Directors of Company (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect in any material respect Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting.

(e)        There are no outstanding or unresolved comments in any comment letters of any Securities Authority or self-regulatory organization received by Company relating to the Company Securities Reports. The Company has heretofore made available to Acquiror true, correct and complete copies of all written correspondence between Company and any Securities Authority occurring since January 1, 2011. None of the Company Securities Reports is, to the knowledge of Company, the subject of ongoing Securities Authority review.

(f)        Neither Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s financial statements or other Company Securities Reports.

Section 2.7.    Tax Matters.

(a)        All Taxes of Company and its Subsidiaries attributable to periods preceding or ending with the date of the Company Recent Balance Sheet have been paid or are being contested in good faith through appropriate proceedings and adequate accruals, reserves or provisions have been made in the Company Recent Balance Sheet. Since the date of the Company Recent Balance Sheet, neither Company nor any of its Subsidiaries has incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of Company or such Subsidiary.

(b)        Each of Company and its Subsidiaries has timely filed all Tax Returns required to be filed, and all such Tax Returns were and are correct and complete, except for failures to so file or failures to be so correct and complete that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Company has delivered to Acquiror true and complete copies of corporate income Tax Returns filed by Company and its Subsidiaries for Tax periods ending on or after December 31, 2010.

(c)        Each of Company and its Subsidiaries has duly withheld, collected and timely paid all Taxes that it was required to withhold, collect and pay relating to amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person, except for failures to withhold, collect or pay that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

(d)        No claim has been made by any taxing authority in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns that such entity is or may be subject to Tax or required to file a Tax Return in such jurisdiction, except for those instances where neither the imposition of any such Tax nor the filing of any such Tax Return (and the obligation to pay the Taxes reflected thereon), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Since January 1, 2004, Company is not, and has never been, engaged in the conduct of a “trade or business within the United States” within the meaning of Section 882 of the Code. There are no outstanding waivers or comparable consents that have been given by Company or any of its Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Tax Returns, other than in the ordinary course of business consistent with past practice. Neither Company nor any of its Subsidiaries is subject to any Liens for Taxes, other than Liens for current Taxes not yet due and payable.

(e)        Neither Company nor any of its Subsidiaries has received from any Tax authority with respect to Tax periods ending on or after December 31, 2007: (i) any notice of underpayment of Taxes or other deficiency, or notice of proposed adjustment; (ii) any request for information relating to Taxes; or (iii) any notice indicating an intent to commence an audit.

(f)        Since January 1, 2009, neither Company nor any of its Subsidiaries has requested or received a Tax ruling, private letter ruling, technical advice memorandum, advance pricing agreement, competent authority relief or similar agreement, or has entered into a closing agreement or contract with any taxing authority that, in each case, remains outstanding or effective. Neither Company nor any of its Subsidiaries is subject to a Tax sharing, allocation, indemnification or similar Contract (except such Contracts as are solely between Company and its Subsidiaries) pursuant to which it could have an obligation to make a payment to any Person in respect of Taxes. Neither Company nor any of its Subsidiaries has entered into any gain recognition agreement under Section 367 of the Code.

(g)        Company is not and has never been a “United States person” within the meaning of Section 7701(a)(30) of the Code. At no time has any Subsidiary of Company been a member of an affiliated group of corporations that filed a consolidated U.S. federal income tax return. Neither Company nor any of its Subsidiaries has any liability for the Taxes of any person other than Company and its Subsidiaries, whether such liability arises under Treas. Reg. § 1.1502-6 or under any comparable provision of state, local, or foreign law, or arises by contract, or as a transferee or successor, or otherwise.

(h)        Neither Company nor any of its Subsidiaries is participating or has participated in a reportable transaction within the meaning of Treas. Reg. § 1.6011-4 or Section 6707A(c) of the Code. Company and each of its Subsidiaries have disclosed on their U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code. Neither Company nor any of its Subsidiaries has received a Tax opinion with respect to any transaction relating to Company or any of its Subsidiaries other than a transaction in the ordinary course of business. Neither Company nor any of its Subsidiaries is the direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect with respect to any transaction or Tax opinion relating to Company or any of its Subsidiaries.

(i)        Neither Company nor any of its Subsidiaries has (i) been the “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction that was purported to be governed in whole or in part by Section 355 of the Code, (ii) participated in an international boycott within the meaning of Section 999 of the Code, or (iii) made or revoked any election under Treas. Reg. § 301.7701-3 regarding classification as a corporation, as a partnership, or as a disregarded entity.

(j)        Neither Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Tax period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date; (iii) installment sale or “open transaction” disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) election under Section 108(i) of the Code.

(k)        Company has not made any election under Section 897(i) of the Code.

Section 2.8.    Absence of Certain Changes. From the date of December 31, 2013 through the date of this Agreement, (a) Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice in all material respects, (b) there has not been any change, event, development, condition, occurrence or combination of changes, events, developments, conditions or occurrences that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Company and (c) there has not been any action taken by Company or any of its Subsidiaries that would have required the consent of Acquiror under Section 4.2(b)(i), (ii), (iii), (iv), (v), (vi), (vii), (x), (xi), (xii), (xiii), (xv) or (xviii) (to the extent subclause 4.2(b)(xviii) relates to the foregoing subclauses) if such action was taken after the date of this Agreement.

Section 2.9.    Litigation; Orders. There is no claim, action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative, pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries or any of their respective officers or directors (in such capacity) or any of their respective businesses or assets, at law or in equity, before or by any Governmental Entity or arbitrator, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. None of Company, any of its Subsidiaries or any of their respective businesses or assets is subject to any Order of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company.

Section 2.10.    Permits. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, Company and its Subsidiaries hold all licenses, permits, approvals, authorizations and consents of all Governmental Entities that are necessary for the operation of their respective businesses as now being conducted (collectively, the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of Company, threatened. Company and its Subsidiaries are in compliance with the terms of Company Permits, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company.

Section 2.11.  Compliance with Laws.

(a)        Company and its Subsidiaries, and their respective assets, are in compliance with all Laws and Orders, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company.

(b)        To the knowledge of the Company, none of the Company, any of its Subsidiaries or any director, officer, employee, agent or other person associated with or acting on behalf of Company or any of its Subsidiaries is an official, agent or employee of any government or Governmental Entity or political party or a candidate for any political office. During the previous five years, none of Company, any of its Subsidiaries or any director, officer, employee, agent or other person associated with or acting on behalf of Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries, (iii) made any payments or gifts to any governmental officials out of funds of Company or any of its Subsidiaries (but excluding payments to governmental agencies in amounts legally due and owing by Company or any of its Subsidiaries), (iv) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of Company or any of its Subsidiaries or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business for Company or any of its Subsidiaries, to obtain special concessions for Company or any of its Subsidiaries or to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries.

Section 2.12.  Environmental Matters.

(a)        Company and each of its Subsidiaries are in compliance with all applicable Laws and Orders relating to pollution, protection of the environment or human health, occupational safety and health or sanitation and all other applicable Laws and Orders relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, migration, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, together with any plan, notice or demand letter issued, entered, promulgated or approved thereunder (collectively, “Environmental Laws”), except in a manner that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Neither Company nor any of its Subsidiaries has received any written notice of (i) any violation of an Environmental Law or (ii) the institution of any claim, action, suit, proceeding, investigation or inquiry by any Governmental Entity or other Person alleging that Company or any of its Subsidiaries may be in violation of or materially liable under any Environmental Law, in the case of both subclauses (i) and (ii) except that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

(b)        Neither Company nor any of its Subsidiaries has (i) placed, held, located, released, discharged, transported or disposed of any Hazardous Substances on, under, from or at any of the properties currently or previously owned or operated by Company or any of its Subsidiaries, except in a manner that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, (ii) any liability for any Hazardous Substance disposal or contamination on any of Company’s or any of its Subsidiaries’ properties or any other properties that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company, (iii) reason to know of the presence of any Hazardous Substances on, under, at or coming from any of Company’s or any of its Subsidiaries’ properties or any other properties but arising from the conduct of operations of Company or any of its Subsidiaries, except in a manner that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, or (iv) received any written notice of (A) any actual or potential liability for the response to or remediation of Hazardous Substances at or arising from any of Company’s or any of its Subsidiaries’ properties or any other properties or (B) any actual or potential liability for the costs of response to or remediation of Hazardous Substances at or arising from any of Company’s or any of its Subsidiaries’ properties or any other properties, in the case of both subclauses (A) and (B), that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. Company has provided Acquiror with correct and complete copies of all material environmental reports in the possession of Company or any of its Subsidiaries or their respective Representatives or consultants relating to properties currently or formerly owned or operated by Company or any of its Subsidiaries.

(c)        There are no acts, omissions, circumstances or conditions that could lead to liability under Environmental Laws with respect to the business and operations of Company or any of its Subsidiaries or the current or former ownership or operation of any real estate by Company or any of its Subsidiaries, except that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

(d)        No Environmental Law imposes any obligation on Company or any of its Subsidiaries arising out of or as a condition to any transaction contemplated hereby, including any requirement to modify or transfer any Company Permit, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgement, or covenant in any land records, or the modification of or provision of notice under any Contract or consent Order, except in a manner that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

(e)        Neither Company nor any of its Subsidiaries has any obligation, pursuant to any agreement, by operation of Law or otherwise, for any claims related to compliance with, or liability under, any Environmental Law, except that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

Section 2.13.    Employee Benefits.

(a)        Section 2.13(a) of the Company Disclosure Schedule sets forth a correct and complete list of all Employee Benefit Plans that are maintained by Company, any of its Subsidiaries or any ERISA Affiliate of Company or any of its Subsidiaries (each, a “Company ERISA Affiliate”) or to which Company, any of its Subsidiaries or any Company ERISA Affiliate is obligated to contribute or with respect to which any of them has any liability, contingent or otherwise (with the Company Stock Plan, each a “Company Employee Benefit Plan” and collectively, the “Company Employee Benefit Plans”). Section 2.13(a) of the Company Disclosure Schedule identifies the plan sponsor of each Company Employee Benefit Plan.

(b)        Neither Company nor any of its Subsidiaries has ever maintained, sponsored, contributed to or been obligated to contribute to, or had any other liability with respect to any Multiemployer Plan or any plan subject to Title IV of ERISA. No entity that is or was an ERISA Affiliate of Company or any of its Subsidiaries has, either currently or during any period such entity was such an ERISA Affiliate, maintained, sponsored, contributed to or been obligated to contribute to, or had any other liability with respect to, any Multiemployer Plan or any plan subject to Title IV of ERISA.

(c)        Company and each of its Subsidiaries have reserved, to the extent permitted by applicable Law, the right to amend, terminate or modify at any time all Company Employee Benefit Plans, except with respect to the Company Employee Benefit Plans that are executive compensation contracts or other agreements of the Company and its Subsidiaries on the one hand and an individual on the other hand.

(d)        The Internal Revenue Service has issued a currently effective favorable determination letter with respect to each Company Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401 of the Code, and each trust maintained pursuant thereto has been determined to be exempt from federal income taxation under Section 501 of the Code by the Internal Revenue Service, or such plan is a prototype plan entitled to rely on a currently effective opinion letter. Each such Company Employee Benefit Plan has been timely amended since the date of the latest favorable determination letter or opinion in accordance with all applicable Laws. Nothing has occurred with respect to the operation of any such Company Employee Benefit Plan that is reasonably likely to cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code or the assertion of claims by “participants” (as that term is defined in Section 3(7) of ERISA) other than routine benefit claims.

(e)        None of Company, its Subsidiaries, the officers or directors of Company or any of its Subsidiaries or the Employee Benefits Plans that are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Company, any of its Subsidiaries or any officer or director of Company or any of its Subsidiaries to any tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502 of ERISA.

(f)        There are no claims (except claims for benefits payable in the ordinary course of business and proceedings with respect to qualified domestic relations orders), suits or proceedings pending or, to the knowledge of Company, threatened against or involving any Company Employee Benefit Plan, asserting any rights or claims to benefits under any Company Employee Benefit Plan or asserting any claims against any administrator, fiduciary or sponsor thereof. There are no pending or, to the knowledge of Company, threatened investigations by any Governmental Entity involving any Company Employee Benefit Plans.

(g)        All Company Employee Benefit Plans have been established, maintained and administered in accordance with their terms and with all provisions of applicable Laws, including ERISA and the Code, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. All material contributions or premiums required to be made to, or benefit liabilities arising under the terms of, each Company Employee Benefit Plan for all periods have been made or adequately reserved for or have been disclosed as liabilities on the Company Recent Balance Sheet.

(h)        Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will: (i) increase any benefits otherwise payable under any Company Employee Benefit Plan; (ii)

result in any acceleration of the time of payment or vesting of any such benefits; (iii) limit or prohibit the ability to amend or terminate any Company Employee Benefit Plan; (iv) require the funding of any trust or other funding vehicle; or (v) renew or extend the term of any agreement in respect of compensation for an employee of Company or any of its Subsidiaries that would create any liability to Company, Acquiror or their respective Affiliates.

(i)        Neither Company nor any of its Subsidiaries have made any payments during a period for which the statute of limitations under the Code has not ended or have been or is a party to a Contract (including this Agreement) that under any circumstances could obligate it to make payments after the date of this Agreement (either before or after the Closing Date) that will not be deductible because of Section 162(m) or Section 280G of the Code. Section 2.13(i) of the Company Disclosure Schedule sets forth the amounts payable to the executives listed therein as a result of the Arrangement and the other transactions contemplated hereby and/or any subsequent employment termination (including any cash-out or acceleration of options and restricted stock and any “gross-up” payments with respect to any of the foregoing) based on compensation data applicable as of the date of such Section, and the assumptions stated in such Section, of the Company Disclosure Schedule.

(j)        None of Company, any of its Subsidiaries or any Company ERISA Affiliate has communicated to any current or former employee or director any intention or commitment to establish or implement any additional Company Employee Benefit Plan or to amend or modify, in any material respect, any existing Company Employee Benefit Plan.

(k)        None of the Company Employee Benefit Plans are subject to the Law of any jurisdiction other than the United States.

Section 2.14.    Labor and Employee Matters.

(a)        Neither Company nor any of its Subsidiaries is party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Contract with any labor union, labor organization or works council or group of employees. No employees of Company or any of its Subsidiaries are legally organized or recognized as a labor organization or represented by any labor union, labor organization or works council with respect to their employment with Company or any of its Subsidiaries.

(b)        To the knowledge of the Company, no employees of Company or any of its Subsidiaries has made a pending demand for recognition, certification, representation or bargaining, and there are no representation or certification proceedings or petitions pending or, to the knowledge of Company, threatened to be brought or filed with the National Labor Relations Board or any other Governmental Entity. To the knowledge of Company, there are no organizational attempts relating to labor unions, labor organizations or works councils occurring with respect to any employees of Company or any of its Subsidiaries, and none have occurred within the previous 12 months.

(c)        Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, (i) there are no unfair labor practice charges or complaints or appeals of such matters against Company or any of its Subsidiaries pending or, to the knowledge of Company, threatened before the National Labor Relations Board or any other Governmental Entity, (ii) there are no labor strikes, slowdowns, stoppages, walkouts, lockouts or other labor-related disputes pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries, (iii) there are no pending or, to the knowledge of Company, threatened employment-related lawsuits or administrative charges or arbitration proceedings against or involving Company or any of its Subsidiaries and (iv) Company and its Subsidiaries have complied with all hiring and employment obligations under the Office of Federal Contract Compliance Programs rules and regulations, where applicable.

Section 2.15.    Intellectual Property.

(a)        Company and its Subsidiaries have good title to or, with respect to items not owned by Company or its Subsidiaries, sufficient rights to use all Intellectual Property Rights that are owned or licensed by Company or any of its Subsidiaries or utilized by Company or any of its Subsidiaries in the conduct of their respective businesses (all of the foregoing items are referred to as the “Company Intellectual Property”). To conduct the business of Company and its Subsidiaries as presently conducted, neither Company nor any of its Subsidiaries requires any Intellectual Property Rights that Company and its Subsidiaries do not already own or license. Company has no knowledge of any infringement or misappropriation by others of Intellectual Property Rights owned or used by Company or any of its Subsidiaries. The conduct of the businesses of Company and its Subsidiaries does not infringe on or misappropriate any Intellectual Property Rights of others. The consummation of the transactions contemplated hereby, including the Arrangement, will not impair any rights of Company or any of its Subsidiaries in, to or under any Company Intellectual Property.

(b)        No claims with respect to Company Intellectual Property are pending or, to the knowledge of Company, threatened in writing by any Person (i) to the effect that the manufacture, performance, sale or use of any product, process or service as now used or offered or proposed for use or sale by Company or any of its Subsidiaries infringes on any Intellectual Property Rights of any Person, (ii) against the use by Company or any of its Subsidiaries of any Company Intellectual Property or (iii) challenging the ownership, validity, enforceability or effectiveness of any Company Intellectual Property.

Section 2.16.    Certain Contracts.

(a)        Except as set forth in Section 2.16 of the Company Disclosure Schedule or Contracts filed as exhibits to the Company SEC Reports, as of the date of this Agreement, neither Company nor any of its Subsidiaries is a party to or bound by any Contract that: (i) involves or would reasonably be expected to involve aggregate future payments by Company and/or its Subsidiaries in excess of $10,000,000 as of the date of this Agreement or aggregate future payments to Company and/or its Subsidiaries in excess of $10,000,000 or its foreign currency equivalent as of the date of this Agreement (excluding contracts for equipment, goods and materials and royalty and similar agreements entered into by the Company and/or its Subsidiaries in the ordinary course of business consistent with past practice), (ii) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) provides for or otherwise relates to joint venture, partnership, strategic alliance or similar arrangements affecting the Oil and Gas Interests, (iv) (A) imposes any restriction on the right or ability of Company or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of another person or (B) contains an exclusivity or “most favored nation” clause that restricts the business of Company or any of its Subsidiaries in a material manner, other than those contained in customary oil and gas leases, (v) constitutes or provides for indentures, mortgages, promissory notes, loan agreements, guarantees, letter of credit or other agreements or instruments of Company or any of its Subsidiaries or commitments for the borrowing or the lending by Company or any of its Subsidiaries, (vi) provides for the sale by Company or any of its Subsidiaries of Hydrocarbons that (A) has a remaining term of greater than 90 days or (B) contains a “take-or-pay” clause or any similar material prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor, (vii) that provides for a call or option on production, or acreage dedication to a gathering, transportation or other arrangement downstream of the wellhead, (viii) is a joint development agreement, exploration agreement, participation or program agreement or similar agreement that contractually requires Company and its Subsidiaries to make expenditures that would reasonably be expected to be in excess of $10,000,000 in the aggregate during the 12-month period following the date of this Agreement containing any type of provision that becomes applicable due to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or (ix) that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of the Company set forth in the Company Reserve Reports), that could reasonably be expected to result in payments after the date hereof by Company or any of its Subsidiaries in excess of $10,000,000.

(b)        Each Company Contract is valid and binding on Company and/or its Subsidiaries, as applicable, and in full force and effect. Each of Company and its Subsidiaries and, to the knowledge of Company, the other Person or Persons thereto has in all material respects performed all of its obligations required to be performed by it under each Company Contract, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company.

Section 2.17.    Properties and Assets.

(a)        Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, Company and its Subsidiaries have good and defensible title to all of the Oil and Gas Interests reflected in the Company Reserve Reports as attributable to interests owned by Company and its Subsidiaries, except for such Oil and Gas Interests sold, used, farmed out or otherwise disposed of since December 31, 2013 in the ordinary course of business, free and clear of all Liens other than Permitted Liens and Production Burdens. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, (i) each Oil and Gas Lease to which Company or any of its Subsidiaries is a party is valid and in full force and effect, (ii) none of Company or any of its Subsidiaries has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Oil and Gas Lease, and (iii) none of Company or any of its Subsidiaries has received written notice from the other party to any such Oil and Gas Lease that Company or any of its Subsidiaries, as the case may be, has breached, violated or defaulted under any Oil and Gas Lease.

(b)        Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, (i) either Company or a Subsidiary of Company has good and valid title to each real property (and each real property at which operations of Company or any of its Subsidiaries are conducted) owned by Company or any Subsidiary (but excluding the Oil and Gas Interests) (such owned property collectively, the “Company Owned Real Property”) and (ii) either Company or a Subsidiary of Company has a good and valid leasehold interest in each lease, sublease and other agreement under which Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (or real property at which operations of Company or any of its Subsidiaries are conducted) (but excluding the Oil and Gas Interests) (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, (A) each Company Real Property Lease is valid, binding and in full force and effect and (B) no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the Company’s knowledge, the landlord thereunder, exists under any Company Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Company Real Property Lease.

(c)        Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Company Owned Real Property or the Company Leased Real Property that would reasonably be expected to adversely affect the existing use of such Company Owned Real Property or the Company Leased Real Property by Company or its Subsidiaries in the operation of its business thereon, (ii) except for such arrangements solely among the Company and its Subsidiaries or among Company’s Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company in the operation of its business thereon, and (iii) neither Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Company Owned Real Property or Company Leased Real Property that would reasonably be expected to adversely affect the existing use of such Company Owned Real Property or Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon.

(d)        Except as would not be material to Company and its Subsidiaries, taken as a whole, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of Company and its Subsidiaries are being received by them in a timely manner and are not being held in suspense for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells.

(e)        All of the Wells and all water, CO2 or injection wells located on the Oil and Gas Leases or Units of Company and its Subsidiaries or otherwise associated with an Oil and Gas Interest of Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Contracts and applicable Law, and all drilling and completion (and plugging and abandonment) of the Wells and such other wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

(f)        All Oil and Gas Interests operated by Company and its Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable Oil and Gas Leases and applicable Law, except where the failure to so operate would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

(g)        None of the material Oil and Gas Interests of Company or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated by this Agreement, except for any such preferential purchase, consent or similar rights that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

(h)        None of the Oil and Gas Interests of Company or its Subsidiaries are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 2.18.    Reserve Reports. Company has delivered or otherwise made available to Acquiror true and correct copies of all written reports requested or commissioned by Company or its Subsidiaries and delivered to Company or its Subsidiaries in writing on or before the date of this Agreement estimating Company’s and such Subsidiaries’ proved oil and gas reserves prepared by any unaffiliated person (each, a “Company Report Preparer”) concerning the Oil and Gas Interests of the Company and such Subsidiaries as of December 31, 2013 (the “Company Reserve Reports”). The factual, non-interpretive data provided by Company and its Subsidiaries to each Company Report Preparer in connection with the preparation of the Company Reserve Reports that was material to such Company Report Preparer’s estimates of the proved oil and gas reserves set forth in the Company Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of the Company Reserve Reports) accurate in all material respects. The oil and gas reserve estimates of Company set forth in the Company Reserve Reports are derived from reports that have been prepared by the petroleum consulting firm as set forth therein, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of Company at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Reports that would have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

Section 2.19.    Derivatives. The Company SEC Reports accurately summarize, in all material respects, the outstanding Derivative positions of Company and its Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of the Company and its Subsidiaries, as of the dates reflected therein. As of the date of this Agreement, all Derivative Contracts to which Company or any of its Subsidiaries is a party have been made available to Acquiror in Company’s electronic dataroom.

Section 2.20.    Insurance. All material insurance policies maintained by Company or any of its Subsidiaries, including policies with respect to fire, casualty, general liability, business interruption and product liability, are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the respective businesses, properties and assets of Company and its Subsidiaries and are in character and amount similar to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for failures to maintain such insurance policies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Company and each of its Subsidiaries have made all payments required to maintain such policies in full force and effect. Neither Company nor any of its Subsidiaries has received written notice of default under any such policy or notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to any such policy. Section 2.20 of the Company Disclosure Schedule sets forth the aggregate annual premiums that Company is paying with respect to Company’s directors and officers insurance policy for the current policy period that includes the date of this Agreement.

Section 2.21.    Company Board Approval. The Board of Directors of Company, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (a) determined that this Agreement and the Arrangement are fair to and in the best interests of Company and its shareholders, (b) approved this Agreement, the Company Continuance, the Arrangement and the other transactions contemplated hereby and (c) recommended that the shareholders of Company approve the Continuance Resolution, the Arrangement Resolution and directed that such matters be submitted to a vote by Company’s shareholders at the Company Meeting. The only votes of the shareholders or the securityholders of Company required to adopt this Agreement and approve the transactions contemplated hereby are the Continuance Requisite Shareholder Vote and the Company Requisite Shareholder Vote.

Section 2.22.    Canadian Business. Company is not a “Canadian business” within the meaning of the Investment Canada Act.

Section 2.23.    Foreign Issuer Exemption. Company is a reporting issuer in British Columbia and Alberta, and Company qualifies as an SEC issuer pursuant to National Instrument 51-102-Continuous Disclosure Obligations.

Section 2.24.    Opinions of Financial Advisors. Company has received the opinions of each of Petrie Partners Securities, LLC and Credit Suisse Securities (USA) LLC, each dated as of the date of the meeting of the Board of Directors of Company to approve this Agreement, to the effect that, as of such date and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinions, the Share Exchange Ratio pursuant to the Arrangement is fair, from a financial point of view, to the holders of Company Common Shares.

Section 2.25.    Interested Party Transactions. Since December 31, 2011 until the date of this Agreement, no event has occurred or transaction entered into that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC under the Exchange Act.

Section 2.26.    Proxy Statement / Circular. The Proxy Statement / Circular will comply in all material respects with the applicable requirements of the U.S. Securities Laws and the Canadian Securities Laws, except that no representation or warranty is being made by Company with respect to the information supplied by or on behalf of Acquiror for inclusion in the Proxy Statement / Circular. The Proxy Statement / Circular will not, at the time the Proxy Statement / Circular (or any amendment or supplement thereto) is filed with the Canadian Securities Authorities or first sent to shareholders or at the time of Company Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 2.27.    No Brokers or Finders. With the exception of the engagement of Petrie Partners Securities, LLC and Credit Suisse Securities (USA) LLC by Company, none of Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated hereby. Company has provided Acquiror with correct and complete copies of any engagement letters or other Contracts between Company and Petrie Partners, LLC and between Company and Credit Suisse Securities (USA) LLC relating to the Arrangement and the other transactions contemplated hereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUIROR

CANADIAN SUB

Except (a) as set forth in the disclosure schedules (with specific reference to the section or subsection of this Agreement to which the information stated in such disclosure relates; provided that any fact or condition disclosed in any section of such disclosure schedules in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of such disclosure letter reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such disclosure letter notwithstanding the omission of a reference or cross reference thereto) delivered by Acquiror to Company prior to the execution of this Agreement (the “Acquiror Disclosure Schedule”), or (b) as disclosed in Acquiror SEC Reports filed or furnished by the Company after January 1, 2014, but excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature; provided, that the exception provided for in this clause (b) shall be applied if, and only if, the relevance of the applicable disclosure in any such Acquiror SEC Report filed prior to the date hereof to a particular representation is reasonably apparent on the face of the text of such disclosure, Acquiror and Acquiror Canadian Sub represent and warrant to Company as follows:

Section 3.1.    Organization and Qualification. Each of Acquiror, Acquiror Canadian Sub and Acquiror’s other Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has full power and authority to own, operate and lease the properties and assets owned or used by it and to carry on its business as and where such is now being conducted. Each of Acquiror, Acquiror Canadian Sub and Acquiror’s other Subsidiaries is duly licensed or qualified to do business as a foreign corporation (or other applicable entity), and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to so qualify, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror. Each of Acquiror and Acquiror Canadian Sub has, prior to the date hereof, made available to Company a complete and correct copies of the articles of continuation, articles of incorporation, by-laws and other charter documents of Acquiror and Acquiror Canadian Sub, including any amendments thereto, as presently in effect.

Section 3.2.    Subsidiaries; Acquiror Canadian Sub. Section 3.2 of the Acquiror Disclosure Schedule sets forth a correct and complete list of all of Acquiror’s Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of each Subsidiary’s outstanding Equity Interests owned by Acquiror or another Subsidiary. All of the issued and outstanding Equity Interests of Acquiror Canadian Sub are, and at the Effective Time will be, owned by Acquiror. Acquiror Canadian Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Arrangement and the other transactions contemplated by this Agreement.

Section 3.3.    Capitalization.

(a)        The authorized capital stock of Acquiror consists entirely of 300,000,000 shares of Acquiror Common Stock and 5,000,000 shares of preferred stock of Acquiror, par value of $0.001 per share (the “Acquiror Preferred Stock”). As of the date of this Agreement, (i) 118,981,965 shares of Acquiror Common Stock were issued and outstanding and (ii) 1,500,000 shares of Acquiror Preferred Stock have been designated Series A Junior Participating Preferred Stock, none of which were issued and outstanding. As of the date of this Agreement, there are outstanding (A) options to acquire Acquiror Common Stock from Acquiror representing in the aggregate the right to acquire 412,303 shares of Acquiror Common Stock (collectively, the “Acquiror Stock Options”) under Acquiror’s 2003 Equity Incentive Plan, as amended through October 23, 2007, and Acquiror’s 2013 Equity Incentive Plan (collectively, the “Acquiror Stock Plans”) and (B) restricted shares of Acquiror Common Stock relating to an aggregate of 1,461,256 shares of Acquiror Common Stock under the Acquiror Stock Plans.

(b)        As of the date of this Agreement, except as set forth above, no Equity Interests of Acquiror have been issued or reserved for issuance or are outstanding. All issued and outstanding shares of Acquiror Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights and registration rights. No Acquiror Common Stock has been issued in violation of any preemptive (or similar) rights.

(c)        All issued and outstanding Equity Interests of each Acquiror Subsidiary are (i) duly authorized, validly issued, fully paid and nonassessable, (ii) free of preemptive (or similar) rights and registration rights and (iii) are owned by Acquiror or a wholly-owned Subsidiary free and clear of any Share Encumbrances. Except for Acquiror’s Subsidiaries, Acquiror does not directly or indirectly own any Equity Interest in, or any security convertible into or exchangeable or exercisable for any Equity Interest in, any other Person. Neither Acquiror nor any of its Subsidiaries is obligated to make any contribution to the capital of, make any loan to or guarantee the debts of, any Person (other than Acquiror’s Subsidiaries), including any joint venture or similar entity.

(d)        Except for the Acquiror Stock Options, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock, stock-based performance units or Contracts of any kind to which Acquiror or any of its Subsidiaries is a party or by which any of them is bound (i) obligating Acquiror or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests in, or any security convertible or exercisable for or exchangeable into any Equity Interest of, Acquiror or any of its Subsidiaries, (ii) obligating Acquiror or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, unit or Contract or (iii) giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Equity Interests of Acquiror or any of its Subsidiaries.

(e)        There are no Share Encumbrances to which Acquiror or any of its Subsidiaries is a party or by which Acquiror or any of its Subsidiaries is bound relating to the issued or unissued Equity Interests of Acquiror or any of its Subsidiaries (including any such Contracts that may limit in any way the solicitation of proxies by or on behalf of Acquiror from, or the casting of votes by, its shareholders with respect to the Share Issuance) or granting to any Person the right to elect, or to designate or nominate for election, a director to the Board of Directors of Acquiror or a director of the board of directors or similar supervisory body of any Subsidiary of Acquiror. There are no programs in place or outstanding obligations of Acquiror or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any Equity Interests of Acquiror or any of its Subsidiaries or (ii) to vote or to dispose of any Equity Interest of any of Acquiror’s Subsidiaries.

Section 3.4.    Authorization. Each of Acquiror and Acquiror Canadian Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the Share Issuance by the affirmative vote of the holders of a majority of the voting power of the shares of Acquiror Common Stock represented in person or by proxy at the Acquiror Meeting, as required by Section 312.03(c) and 312.07 of the NYSE Listed Company Manual at which a quorum is present (the “Acquiror Requisite Shareholder Vote”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Acquiror Canadian Sub, and no other corporate proceedings on the part of Acquiror or its shareholders or Acquiror Canadian Sub or its shareholders are necessary to authorize this Agreement and to consummate the transactions contemplated hereby, other than the approval of the Stock Issuance by the Acquiror Requisite Shareholder Vote. This Agreement has been duly executed and delivered by Acquiror and Acquiror Canadian Sub and, assuming due authorization, execution and delivery by Acquiror and Acquiror Canadian Sub, constitutes a legal, valid and binding obligation of Acquiror and Acquiror Canadian Sub, enforceable against it in accordance with its terms.

Section 3.5.    No Violation.

(a)        The execution and delivery by each of Acquiror and Acquiror Canadian Sub of this Agreement do not, and the performance by each of Acquiror and Acquiror Canadian Sub of this Agreement will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or the loss of, any properties or assets of Acquiror, Acquiror Canadian Sub or any of Acquiror’s other Subsidiaries pursuant to (i) any Law or Order, (ii) any provision of the certificate of incorporation, by-laws or other charter documents of Acquiror, Acquiror Canadian Sub or any of Acquiror’s other Subsidiaries or (iii) any Contract to which Acquiror, Acquiror Canadian Sub or any of Acquiror’s other Subsidiaries is a party or by which any of their respective properties or assets is bound or of any license, permit, approval, authorization or consent of any Governmental Entity held by, or affecting, or relating in any way to, the properties, assets or business of, Acquiror, Acquiror Canadian Sub or any of Acquiror’s other Subsidiaries, except, in the case of this subclause (iii), as individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror. The execution and delivery by each of Acquiror and Acquiror Canadian Sub of this Agreement do not, and the performance by each of Acquiror and Acquiror Canadian Sub of this Agreement will not, result in the creation of any Share Encumbrance upon any Equity Interests of Acquiror, Acquiror Canadian Sub or any of Acquiror’s other Subsidiaries or any Lien upon any of the material properties or assets of Acquiror, Acquiror Canadian Sub or any of Acquiror’s other Subsidiaries (excluding, in the case of Liens on any of material properties or assets, any Permitted Liens).

(b)        Except for (i) filings as required by applicable requirements of the U.S. Securities Laws, Canadian Securities Laws and the Regulatory Laws, (ii) the filing and recordation of appropriate documents as required by the BCBCA and the Delaware General Corporation Law and (iii) filings that would not prevent or materially delay the consummation of the transactions contemplated hereby, none of Acquiror, Acquiror Canadian Sub or any of Acquiror’s other Subsidiaries is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by Acquiror, Acquiror Canadian Sub or any of Acquiror’s other Subsidiaries in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except (A) where the failure to obtain such waiver, consent, approval or authorization would not prevent or materially delay the performance by each of Acquiror and Acquiror Canadian Sub of its obligations under this Agreement or (B) in connection with any submission described in subclauses (i), (ii) and (iii) above.

Section 3.6.    Filings with the SEC; Financial Statements; No Undisclosed Liabilities; Sarbanes-Oxley Act.

(a)        Acquiror has filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC (the “Acquiror SEC Reports”) and all other applicable securities regulatory authorities and self-regulatory organizations since January 1, 2011 (collectively, including the Acquiror SEC Reports and all exhibits thereto, the “Acquiror Securities Reports”). None of the Acquiror Securities Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Acquiror Securities Reports, as of their respective dates (or, as of the date of any amendment to the respective Acquiror Securities Report), complied, as to form, in all material respects with the applicable requirements of the U.S. Securities Laws and the applicable rules and regulations promulgated thereunder. No Subsidiary of Acquiror is required to file any registration statement, prospectus, report, schedule, form, statement or other document with any applicable securities regulatory authority and self-regulatory organization, including the SEC.

(b)        Each of the financial statements of Acquiror included in the Acquiror Securities Reports, as of their respective dates (and as of the date of any amendment to the respective Acquiror Securities Report), (i) complied, as to form, in all material respects with applicable accounting requirements and with the published rules and regulations of the applicable U.S. Securities Laws with respect thereto, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods and the dates involved (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Acquiror and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein.

(c)        Neither Acquiror nor any of its Subsidiaries has any liabilities or obligations required to be reflected or reserved, in accordance with GAAP, on a consolidated balance sheet of Acquiror (including the notes thereto), except liabilities (i) as and to the extent reflected or reserved on the Acquiror Recent Balance Sheet, (ii) incurred after the date of the Acquiror Recent Balance Sheet in the ordinary course of business, (iii) as a result of the execution of this Agreement (iv) that, individually or in the aggregate, have not, or would not reasonably be expected to have, a Material Adverse Effect on Acquiror; or (v) that have been discharged or paid in full.

(d)        Acquiror has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the

Exchange Act. Acquiror’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Acquiror in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Acquiror as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The management of Acquiror has completed its assessment of the effectiveness of Acquiror’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective. The management of Acquiror has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to Acquiror’s outside auditors and the audit committee of the Board of Directors of Acquiror (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect in any material respect Acquiror’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Acquiror’s internal control over financial reporting.

(e)        There are no outstanding or unresolved comments in any comment letters of any Securities Authority or self-regulatory organization received by Acquiror relating to the Acquiror Securities Reports. Acquiror has heretofore made available to Company true, correct and complete copies of all written correspondence between Acquiror and any Securities Authority occurring since January 1, 2011. None of the Acquiror Securities Reports is, to the knowledge of Acquiror, the subject of ongoing Securities Authority review.

(f)        Neither Acquiror nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Acquiror or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Acquiror or any of its Subsidiaries in Acquiror’s financial statements or other Acquiror Securities Reports.

Section 3.7.    Tax Matters.

(a)        All Taxes of Acquiror and its Subsidiaries attributable to periods preceding or ending with the date of the Acquiror Recent Balance Sheet have been paid or have been included in a liability accrual for the specific Taxes on the Acquiror Recent Balance Sheet. Since the date of the Acquiror Recent Balance Sheet, neither Acquiror nor any of its Subsidiaries has incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of Acquiror or such Subsidiary.

(b)        Each of Acquiror and its Subsidiaries has timely filed all Tax Returns required to be filed, and all such Tax Returns were and are correct and complete, except for failures to so file or failures to be so correct and complete that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror. Acquiror has delivered to Company true and complete copies of corporate income Tax Returns filed by Acquiror and its Subsidiaries for Tax periods ending on or after December 31, 2010.

(c)        Each of Acquiror and its Subsidiaries has duly withheld, collected and timely paid all Taxes that it was required to withhold, collect and pay relating to amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person, except for failures to withhold, collect or pay that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror.

(d)        No claim has been made by any taxing authority in a jurisdiction where Acquiror or any of its Subsidiaries does not file Tax Returns that such entity is or may be subject to Tax or required to file a Tax Return in such jurisdiction, except for those instances where neither the imposition of any such Tax nor the filing of any such Tax Return (and the obligation to pay the Taxes reflected thereon), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror. There are no outstanding waivers or comparable consents that have been given by Acquiror or any of its Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Tax Returns, other than in the ordinary course of business consistent with past practice. Neither Acquiror nor any of its Subsidiaries is subject to any Liens for Taxes, other than Liens for current Taxes not yet due and payable.

(e)        Neither Acquiror nor any of its Subsidiaries has received from any Tax authority with respect to Tax periods ending on or after December 31, 2007: (i) any notice of underpayment of Taxes or other deficiency, or notice of proposed adjustment; (ii) any request for information relating to Taxes; or (iii) any notice indicating an intent to commence an audit.

(f)        Since January 1, 2009, neither Acquiror nor any of its Subsidiaries has requested or received a Tax ruling, private letter ruling, technical advice memorandum, advance pricing agreement, competent authority relief or similar agreement, or has entered into a closing agreement or contract with any taxing authority that, in each case, remains outstanding or effective. Neither Acquiror nor any of its Subsidiaries is subject to a Tax sharing, allocation, indemnification or similar Contract (except such Contracts as are solely between Acquiror and its Subsidiaries) pursuant to which it could have an obligation to make a payment to any Person in respect of Taxes. Neither Acquiror nor any of its Subsidiaries has entered into any gain recognition agreement under Section 367 of the Code.

(g)        At no time has Acquiror or any Subsidiary of Acquiror been a member of an affiliated group of corporations that filed a consolidated U.S. federal income tax return, other than a group the common parent of which at such time was Acquiror or a Subsidiary of Acquiror. No affiliated group of corporations of which Acquiror or any Subsidiary of Acquiror has been a member has discontinued filing consolidated U.S. federal income tax returns during the three years preceding the Closing Date. Neither Acquiror nor any of its Subsidiaries has any liability for the Taxes of any person other than Acquiror and its Subsidiaries, whether such liability arises under Treas. Reg. § 1.1502-6 or under any comparable provision of state, local, or foreign law, or arises by contract, or as a transferee or successor, or otherwise.

(h)      Neither Acquiror nor any of its Subsidiaries is participating or has participated in a reportable or listed transaction within the meaning of Treas. Reg. §1.6011-4 or Section 6707A(c) of the Code. Acquiror and each of its Subsidiaries have disclosed on their U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code. Neither Acquiror nor any of its Subsidiaries has received a Tax opinion with respect to any transaction relating to Acquiror or any of its Subsidiaries other than a transaction in the ordinary course of business. Neither Acquiror nor any of its Subsidiaries is the direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect with respect to any transaction or Tax opinion relating to Acquiror or any of its Subsidiaries.

(i)       Neither Acquiror nor any of its Subsidiaries has (i) been the “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction that was purported to be governed in whole or in part by Section 355 of the Code, (ii) participated in an international boycott within the meaning of Section 999 of the Code, or (iii) made or revoked any election under Treas. Reg. § 301.7701-3 regarding classification as a corporation, as a partnership, or as a disregarded entity.

(j)       Neither Acquiror nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Tax period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date; (iii) installment sale or “open transaction” disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or v) election under Section 108(i) of the Code.

Section 3.8.    Absence of Certain Changes. From the date of December 31, 2013 through the date of this Agreement, (a) Acquiror and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice in all material respects, (b) there has not been any change, event, development, condition, occurrence or combination of changes, events, developments, conditions or occurrences that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Acquiror and (c) there has not been any action taken by Acquiror or any of its Subsidiaries that would have required the consent of Company under Section 4.3(b)(i), (iii), (iv), (v), (vi) or (ix) (to the extent subclause 4.3(b)(ix) relates to the foregoing subclauses) if such action was taken after the date of this Agreement.

Section 3.9.    Litigation; Orders. There is no claim, action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative, pending or, to the knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries or any of their respective officers or directors (in such capacity) or any of their respective businesses or assets, at law or in equity, before or by any Governmental Entity or arbitrator, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror. None of Acquiror, any of its Subsidiaries or any of their respective businesses or assets is subject to any Order of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror.

Section 3.10.    Compliance with Laws.

(a)      Acquiror and its Subsidiaries, and their respective assets, are in compliance with all Laws and Orders, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror.

(b)      To the knowledge of Acquiror, none of Acquiror, any of its Subsidiaries or any director, officer, employee, agent or other person associated with or acting on behalf of Acquiror or any of its Subsidiaries is an official, agent or employee of any government or Governmental Entity or political party or a candidate for any political office. During the previous five years, none of Acquiror, any of its Subsidiaries or any director, officer, employee, agent or other person associated with or acting on behalf of Acquiror or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Acquiror or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of Acquiror or any of its Subsidiaries, (iii) made any payments or gifts to any governmental officials out of funds of Acquiror or any of its Subsidiaries (but excluding payments to governmental agencies in amounts legally due and owing by Acquiror or any of its Subsidiaries), (iv) established or maintained any unlawful fund of monies or other assets of Acquiror or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of Acquiror or any of its Subsidiaries or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business for Acquiror or any of its Subsidiaries, to obtain special concessions for Acquiror or any of its Subsidiaries or to pay for favorable treatment for business secured or to pay for special concessions already obtained for Acquiror or any of its Subsidiaries.

Section 3.11.    Environmental Matters.

(a)      Acquiror and its Subsidiaries are in compliance with all applicable Environmental Laws, except in a manner that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror. Neither Acquiror nor any of its Subsidiaries has received any written notice of (i) any violation of an Environmental Law or (ii) the institution of any claim, action, suit, proceeding, investigation or inquiry by any Governmental Entity or other Person alleging that Acquiror or any of its Subsidiaries may be in violation of or materially liable under any Environmental Law, in the case of both subclauses (i) and (ii) except that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror.

(b)      Neither Acquiror nor any of its Subsidiaries has (i) placed, held, located, released, discharged, transported or disposed of any Hazardous Substances on, under, from or at any of the properties currently or previously owned or operated by Acquiror nor any of its Subsidiaries, except in a manner that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror, (ii) any liability for any Hazardous Substance disposal or contamination on any of Acquiror’s or any of its Subsidiaries’ properties or any other properties that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror, (iii) reason to know of the presence of any Hazardous Substances on, under, at or coming from any of Acquiror’s or any of its Subsidiaries’ properties or any other properties but arising from the conduct of operations of Acquiror or any of its Subsidiaries, except in a manner that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror, or (iv) received any written notice of (A) any actual or potential liability for the response to or remediation of Hazardous Substances at or arising from any of Acquiror’s or any of its Subsidiaries’ properties or any other properties or (B) any actual or potential liability for the costs of response to or remediation of Hazardous Substances at or arising from any of Acquiror’s or any of its Subsidiaries’ properties or any other properties, in the case of both subclauses (A) and (B), that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror. Acquiror has provided Company with correct and complete copies of all material environmental reports in the possession of Acquiror or any of its Subsidiaries or their respective Representatives or consultants relating to properties currently or formerly owned or operated by Acquiror or any of its Subsidiaries.

(c)      There are no acts, omissions, circumstances or conditions that could lead to liability under Environmental Laws with respect to the business and operations of Acquiror or any of its Subsidiaries or the current or former ownership or operation of any real estate by Acquiror or any of its Subsidiaries, except that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror.

(d)      No Environmental Law imposes any obligation on Acquiror or any of its Subsidiaries arising out of or as a condition to any transaction contemplated hereby, except in a manner that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror.

(e)      Neither Acquiror nor any of its Subsidiaries has any obligation, pursuant to any agreement, by operation of Law or otherwise, for any claims related to compliance with, or liability under, any Environmental Law, except that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror.

Section 3.12.    Certain Contracts.

(a)      Except as set forth in Section 3.12 of the Acquiror Disclosure Schedule or Contracts filed as exhibits to the Acquiror SEC Reports, as of the date of this Agreement, neither Acquiror nor any of its Subsidiaries is a party to or bound by any Contract that: (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) provides for or otherwise relates to joint venture, partnership, strategic alliance or similar arrangements affecting the Oil and Gas Interests, (iii) (A) imposes any restriction on the right or ability of Acquiror or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of another person or (B) contains an exclusivity or “most favored nation” clause that restricts the business of Acquiror or any of its Subsidiaries in a material manner, other than those contained in customary oil and gas leases, or (iv) constitutes or provides for indentures, mortgages, promissory notes, loan agreements, guarantees, letter of credit or other agreements or instruments of Acquiror or any of its Subsidiaries or commitments for the borrowing or the lending by Acquiror or any of its Subsidiaries.

(b)      Each Acquiror Contract is valid and binding on Acquiror and/or its Subsidiaries, as applicable, and in full force and effect. Each of Acquiror and its Subsidiaries and, to the knowledge of Acquiror, the other Person or Persons thereto has in all material respects performed all of its obligations required to be performed by it under each Acquiror Contract, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror.

Section 3.13.    Properties and Assets.

(a)      Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror, Acquiror and its Subsidiaries have good and defensible title to all of the Oil and Gas Interests reflected in the Acquiror Reserve Reports as attributable to interests owned by Acquiror and its Subsidiaries, except for such Oil and Gas Interests sold, used, farmed out or otherwise disposed of since December 31, 2013 in the ordinary course of business, free and clear of all Liens other than Permitted Liens and Production Burdens. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror, (i) each Oil and Gas Lease to which Acquiror or any of its Subsidiaries is a party is valid and in full force and effect, (ii) none of Acquiror or any of its Subsidiaries has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Oil and Gas Lease, and (iii) none of Acquiror or any of its Subsidiaries has received written notice from the other party to any such Oil and Gas Lease that Acquiror or any of its Subsidiaries, as the case may be, has breached, violated or defaulted under any Oil and Gas Lease.

(b)      Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror, (i) either Acquiror or a Subsidiary of Acquiror has good and valid title to each real property (and each real property at which operations of Acquiror or any of its Subsidiaries are conducted) owned by Acquiror or any Subsidiary (but excluding the Oil and Gas Interests) (such owned property collectively, the “Acquiror Owned Real Property”) and (ii) either Acquiror or a Subsidiary of Acquiror has a good and valid leasehold interest in each lease, sublease and other agreement under which Acquiror or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (or real property at which operations of Acquiror or any of its Subsidiaries are conducted) (but excluding the Oil and Gas Interests) (such property subject to a lease, sublease or other agreement, the “Acquiror Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Acquiror Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror, (A) each Acquiror Real Property Lease is valid, binding and in full force and effect and (B) no uncured default of a material nature on the part of Acquiror or, if applicable, its Subsidiary or, to Acquiror’s knowledge, the landlord thereunder, exists under any Acquiror Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Acquiror Real Property Lease.

(c)      Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror, (i) there are no leases, subleases, licenses, options, rights or other agreements affecting any portion of the Acquiror Owned Real Property or the Acquiror Leased Real Property that would reasonably be expected to adversely affect the existing use of such Acquiror Owned Real Property or the Acquiror Leased Real Property by Acquiror or its Subsidiaries in the operation of its business thereon, and (ii) neither Acquiror nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Acquiror Owned Real Property or Acquiror Leased Real Property that would reasonably be expected to adversely affect the existing use of such Acquiror Owned Real Property or Acquiror Leased Real Property by Acquiror or its Subsidiaries in the operation of its business thereon.

(d)      Except as would not be material to Acquiror and its Subsidiaries, taken as a whole, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of Acquiror and its Subsidiaries are being received by them in a timely manner and are not being held in suspense for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells.

(e)      All of the Wells and all water, CO2 or injection wells located on the Oil and Gas Leases or Units of Acquiror and its Subsidiaries or otherwise associated with an Oil and Gas Interest of Acquiror or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Contracts and applicable Law, and all drilling and completion (and plugging and abandonment) of the Wells and such other wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror.

(f)      All Oil and Gas Interests operated by Acquiror and its Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable Oil and Gas Leases and applicable Law, except where the failure to so operate would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror.

(g)      None of the material Oil and Gas Interests of Acquiror or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated by this Agreement, except for any such preferential purchase, consent or similar rights that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror.

Section 3.14.    Reserve Reports. Acquiror has delivered or otherwise made available to Company true and correct copies of all written reports requested or commissioned by Acquiror or its Subsidiaries and delivered to Acquiror or its Subsidiaries in writing on or before the date of this Agreement estimating Acquiror’s and such Subsidiaries’ proved oil and gas reserves prepared by any unaffiliated person (each, a “Acquiror Report Preparer”) concerning the Oil and Gas Interests of Acquiror and its Subsidiaries as of December 31, 2013 (the “Acquiror Reserve Reports”). The factual, non-interpretive data provided by Acquiror and its Subsidiaries to each Acquiror Report Preparer in connection with the preparation of the Acquiror Reserve Reports that was material to such Acquiror Report Preparer’s estimates of the proved oil and gas reserves set forth in the Acquiror Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of the Acquiror Reserve Reports) accurate in all material respects. The oil and gas reserve estimates of Acquiror set forth in the Acquiror Reserve Reports are derived from reports that have been prepared by the petroleum consulting firm as set forth therein, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of Acquiror at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Acquiror Reserve Reports that would have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

Section 3.15.    Acquiror Board Approval. The Board of Directors of Acquiror, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (a) determined that this Agreement and the Arrangement are fair to and in the best interests of Acquiror and its shareholders, (b) approved this Agreement and the transactions contemplated hereby and (c) recommended that the shareholders of Acquiror approve the Share Issuance and directed that such matter be submitted to a vote by Acquiror’s shareholders at the Acquiror Meeting.

Section 3.16.    Opinion of Financial Advisor. Acquiror has received the opinion of J.P. Morgan Securities LLC, dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the factors, assumptions, limitations and qualifications set forth in such opinion, the Share Exchange Ratio is fair, from a financial point of view, to Acquiror.

Section 3.17.    Proxy Statement / Circular. The Proxy Statement / Circular will comply in all material respects with the applicable requirements of the U.S. Securities Laws, except that no representation or warranty is being made by Acquiror with respect to the information supplied by or on behalf of Company for inclusion in the Proxy Statement / Circular. The Proxy Statement / Circular will not, at the time the Proxy Statement / Circular (or any amendment or supplement thereto) is filed with the SEC or first sent to shareholders or at the time of Company Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is being made by Acquiror with respect to the information supplied by or on behalf of Company for inclusion in the Proxy Statement / Circular.

Section 3.18.    No Brokers or Finders. With the exception of the engagement of J.P. Morgan Securities LLC by Acquiror, none of Acquiror and its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated hereby.

Section 3.19.    Acquiror Plans; Continuing Employee Plans. Section 3.19 of the Acquiror Disclosure Schedule contains a complete list identifying each Acquiror Plan in which the Continuing Employees are expected to participate (the “Continuing Employee Plans”). Each Continuing Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Continuing Employee Plan. For purposes hereof, “Acquiror Plan” shall mean each Employee Benefit Plan which is maintained, administered or contributed by Acquiror or any ERISA Affiliate and covers any current or former employee, director or other independent contractor of Acquiror or any of its Subsidiaries, or with respect to which Acquiror or any of its Subsidiaries has any liability.

ARTICLE 4

CERTAIN COVENANTS

Section 4.1.     Pre-Acquisition Reorganization.

(a)      Company shall use its commercially reasonable efforts to effect and shall cause its Subsidiaries to use their commercially reasonable efforts to effect such reorganization of its business, operations, subsidiaries and assets or such other transactions as Acquiror may reasonably request, which shall include the steps set forth in Exhibit E, which Acquiror may modify in its discretion subject to the provisions of this Section 4.1 (each, a “Pre-Acquisition Reorganization”) prior to the Effective Time, and the Arrangement, if required, shall be modified accordingly; provided, however, that Company need not effect a Pre-Acquisition Reorganization which in the opinion of Company: (i) would require Company to obtain the prior approval of the shareholders of Company in respect of such Pre-Acquisition Reorganization; or (ii) would impede or delay the consummation of the Arrangement. Acquiror shall provide written notice to Company of any proposed Pre-Acquisition Reorganization at least ten Business Days prior to the Effective Date. In addition:

 (i)       Acquiror shall indemnify and save harmless Company and its Subsidiaries and any of their respective officers, directors, employees, agents, advisors and representatives from and against any and all liabilities, losses, damages, claims, costs, Taxes, reasonable expenses, interest awards, judgments and penalties suffered or incurred by any of them in connection with or as a result of any Pre-Acquisition Reorganization or as a result of the reversal (where such reversal is determined by Company to be necessary, acting reasonably) of all or any of the Pre-Acquisition Reorganization steps in the event the Arrangement does not proceed (including actual out-of-pocket costs and expenses for filing fees and external counsel);

 (ii)      unless the Parties otherwise agree, any Pre-Acquisition Reorganization to be effected shall not become effective unless Acquiror shall have confirmed in writing the satisfaction or waiver of all conditions in its favor in Section 5.1 and Section 5.2 and shall have confirmed in writing that it is prepared to promptly without condition (other than the satisfaction of the condition contemplated by Section 5.2 as it relates to the Pre-Acquisition Reorganization) proceed to effect the Arrangement;

 (iii)      any Pre-Acquisition Reorganization shall not require Company or any of its Subsidiaries to contravene any applicable Laws, their respective organizational documents or any Contract;

 (iv)      Company and its Subsidiaries shall not be obligated to take any action that has a material likelihood of resulting in any adverse Tax, economic or other consequences to Company and its Subsidiaries and any of their directors, officers, employees, shareholders or securityholders; and

 (v)       such cooperation does not require the directors, officers or employees of Company to take any action in any capacity other than as a director, officer or employee, as applicable.

(b)      Acquiror acknowledges and agrees that the planning for and implementation of any Pre-Acquisition Reorganization requested by Acquiror shall not be considered a breach of any covenant under this Agreement and shall not be considered in determining whether a representation or warranty of Company hereunder has been breached. Acquiror and Company shall work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization. For greater certainty, Company and its Subsidiaries and any of their directors, officers, employees, agents, advisors or representatives shall not be liable for any Taxes or other costs arising as a result of, or the failure of Acquiror or its Subsidiaries to benefit from any anticipated Tax reduction, Tax refund, or any other Tax efficiency as a result of, a Pre-Acquisition Reorganization.

Section 4.2.      Conduct of Business by Company.

(a)      From and after the date of this Agreement until the earlier of the Effective Time or the Termination Date, and except (i) as may be required by applicable Law, (ii) with the prior written consent of Acquiror, (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth on Section 4.2 of the Company Disclosure Schedule, Company covenants and agrees that the business of Company and its Subsidiaries shall be conducted in the ordinary course of business, and shall use commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and Company Permits and preserve their relationships with customers, suppliers and service providers; provided, however, that no action by Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)      Company agrees with Acquiror, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law, (ii) with the prior written consent of Acquiror, (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth on Section 4.2 of the Company Disclosure Schedule, Company:

 (i)       shall not adopt any amendments to its certificate of continuation or incorporation or bylaws or similar applicable organizational documents, and shall not permit any of its Subsidiaries to adopt any amendments to its certificate of incorporation or bylaws or similar applicable organizational documents;

(ii)     shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)     shall not, and shall not permit any of its Subsidiaries that is not wholly owned by Company or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Company or its Subsidiaries), except dividends or distributions by any Subsidiaries only to Company or to any Subsidiary of Company in the ordinary course of business;

(iv)     shall not, and shall not permit any of its material Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Arrangement and other than any mergers, consolidations, restructurings or reorganizations solely among Company and its Subsidiaries or among Company’s Subsidiaries, or take any action with respect to any securities owned by such person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Arrangement, or any other transaction by Acquiror;

(v)      shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person except (A) as contemplated by Company’s fiscal 2014 budget and capital expenditure plan previously provided to Acquiror (the “Company Budget”) or (B) as made in connection with any transaction among Company and its wholly owned Subsidiaries or among Company’s wholly owned Subsidiaries; provided, however, that Company shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Arrangement;

(vi)     shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or otherwise dispose of or encumber any properties or non-cash assets except (A) sales, transfers and dispositions of obsolete or worthless equipment, (B) sales, transfers and dispositions of inventory, commodities and produced Hydrocarbons, crude oil and refined products in the ordinary course of business or

(C) sales, leases, transfers or other dispositions made in connection with any transaction among Company and its wholly owned Subsidiaries or among Company’s wholly owned Subsidiaries; provided, however, if Company or its Subsidiaries desire to sell assets in the ordinary course of business and not otherwise permitted by this Section 4.2(b)(vi), then Company shall provide Acquiror notice of the material terms of such proposed sale prior to entering into a definitive agreement to effect such sale and Acquiror’s consent to such sale shall not be unreasonably withheld;

(vii)      shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures except for (A) expenditures contemplated by the Company Budget, or (B) expenditures made in response to any emergency, whether caused by weather events, public health events, outages or otherwise;

(viii)     shall not, and shall not permit any of its Subsidiaries to, enter into any new Contract to sell Hydrocarbons other than in the ordinary course of business consistent with past practice;

(ix)       except as required by applicable Law or the terms of any Company Employee Benefit Plan, shall not, and shall not permit any of its Subsidiaries to (except acceleration of the time of payment or vesting of any outstanding Company Compensatory Award scheduled to vest on or before January 15, 2015 or any outstanding Company Compensatory Award of any employee whose employment with the Company is involuntarily terminated other than for cause on or after the Effective Date), (A) establish, adopt, amend, modify, or terminate any Company Employee Benefit Plan (other than amendments or modifications to broad-based Company Employee Benefit Plans in the ordinary course of business that do not increase the cost or expense to Company of providing or administering such benefits), (B) increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees or consultants of Company or its Subsidiaries (other than non-material salary increases in the ordinary course of business consistent with past practice), (C) pay or award, or commit to pay or award, any bonuses or incentive compensation to any officer, director, employee or consultants of Company or its Subsidiaries (other than (1) paying bonuses to non-executive officers for the first half of 2014 in July 2014 and (2) establishing bonuses for and, if the transactions contemplated by this Agreement are not consummated prior to December 31, 2014, paying to non-executive officers bonuses for the second half of 2014 prior to the Effective Date, in each case which shall be in the ordinary course of business consistent with past practice and shall not in aggregate exceed the amounts set forth on Section 4.2 of the Company Disclosure Schedule), (D) enter into any new or modify any existing employment, severance, termination, retention or consulting agreement with any current or former directors, officers, employees or consultants of Company or any of its Subsidiaries, (E) accelerate the time of payment or vesting of any rights or benefits under any Company Employee Benefit Plan, (F) fund any rabbi trust or similar arrangement with respect to any Company Employee Benefit Plan, (G) grant or amend any equity awards (except that, notwithstanding any provisions in this Agreement to the contrary, the Company may grant option awards to newly hired non-officer employees in the ordinary course of business consistent with past practice which have an exercise price equal to the fair market value of Company Common Shares on the grant date) or (H) change any actuarial assumptions used to calculate funding obligations with respect to any Company Employee Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law;

(x)      shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(xi)     shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any Equity Interests in Company or any of its Subsidiaries or any securities convertible into or exchangeable for any Equity Interests or take any action to cause to be exercisable any otherwise unexercisable award under any existing Company Employee Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised awards or warrants outstanding on the date hereof), other than (A) issuances of Company Common Shares in respect of the exercise, vesting or settlement of any Company Compensatory Awards, (B) the sale of shares of Company Common Shares pursuant to the exercise of Company Stock Options, the vesting of Company Restricted Stock Awards or for withholding of Taxes with respect to any Company Compensatory Awards, to the extent provided by the terms of such awards as in effect on the date hereof or (C) for transactions among Company and its wholly owned Subsidiaries or among Company’s wholly owned Subsidiaries;

(xii)     shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except for transactions among Company and its Subsidiaries or among Company’s Subsidiaries and except for shares acquired pursuant to a net exercise of a Company Compensatory Award under the Company Employee Benefit Plans;

(xiii)    shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except (A) for any indebtedness incurred in the ordinary course of business under that Amended and Restated Credit Agreement, dated as of October 28, 2011, as amended, (B) for any indebtedness among Company and its wholly owned Subsidiaries or among Company’s wholly owned Subsidiaries, (C) for any guarantees by Company of indebtedness of Subsidiaries of Company or guarantees by Company’s Subsidiaries of indebtedness of Company or any Subsidiary of Company, which indebtedness is incurred in compliance with this Section 4.2(b); provided, however, that in the case of each of subclauses (A) through (C) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to Company and its Subsidiaries, or, following the Closing, Acquiror and its Subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which Company or any Subsidiary is currently subject under the terms of any indebtedness outstanding as of the date hereof;

 (xiv)    other than in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries to, modify, amend or terminate, or waive any rights under any Company Contract or under any Company Permit, or enter into any new Contract which would be a Company Contract or which would reasonably be expected to, after the Effective Time, restrict or limit in any material respect Acquiror or Company or any of their respective affiliates from engaging in any business or competing in any geographic location with any person;

 (xv)     shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (A) equal to or lesser than the amounts reserved with respect thereto on the balance sheet as of the Company Recent Balance Sheet included in the Company Securities Reports or (B) that do not exceed $2,000,000 individually or $10,000,000 in the aggregate;

 (xvi)    shall not make, change or revoke any material Tax election, change any material tax accounting method, file any material amended Tax return, enter into any material closing agreement, request any material Tax ruling, settle or compromise any material Tax proceeding, or surrender any claim for a material refund of Taxes;

 (xvii)   and its Subsidiaries shall use commercially reasonable efforts not to take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code; and

 (xviii)  shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to subclauses (i) through (xvii) of this Section 4.2(b).

Section 4.3.    Conduct of Business by Acquiror and Acquiror Canadian Sub.

(a)      From and after the date hereof until the earlier of the Effective Time or Termination Date, and except (i) as may be required by applicable Law, (ii) with the prior written consent of Company, (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth on Section 4.3 of the Acquiror Disclosure Schedule, each of Acquiror and Acquiror Canadian Sub covenants and agrees that the business of Acquiror and its Subsidiaries shall be conducted in the ordinary course of business; provided, however, that no action by Acquiror or its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.3(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)      Each of Acquiror and Acquiror Canadian Sub agrees with Company, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law, (ii) with the prior written consent of Company, (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth on Section 4.3 of the Acquiror Disclosure Schedule, Acquiror:

 (i)    shall not adopt any amendments to its certificate of incorporation or bylaws or similar applicable organizational documents;

(ii)      except in each case as would not disproportionately adversely affect a holder of Company Common Shares relative to a holder of Acquiror Common Stock or delay or impede the Arrangement or the other transactions contemplated by this Agreement, shall not adjust, reclassify, split, combine, subdivide or redeem, directly or indirectly, any Equity Interest of Acquiror or securities convertible or exchangeable into or exercisable for any shares of capital stock or other equity interest of Acquiror;

(iii)     shall not authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Acquiror);

(iv)     shall not adopt or implement a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror, other than the Arrangement or pursuant to a Permitted Transaction under Section 4.9;

(v)      shall not, and shall not permit any of its Subsidiaries to acquire Acquiror Common Stock except for shares acquired pursuant to a net exercise of Acquiror Stock Options or withholding of shares of Acquiror Common Stock upon vesting of restricted stock;

(vi)     shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other Person or business or make any loans, advances or capital contributions to, or investments in, any other Person that would cause a material change in the nature of Acquiror’s business or business strategy or would reasonably be expected to prevent, materially impede or materially delay the consummation of the Arrangement;

(vii)    shall not make, change or revoke any material Tax election, change any material tax accounting method, file any material amended Tax return, enter into any material closing agreement, request any material Tax ruling, settle or compromise any material Tax proceeding, or surrender any claim for a material refund of Taxes;

(viii)   Acquiror Canadian Sub and its Affiliates shall use commercially reasonable efforts not to take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code; and

(ix)     shall not agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to subclauses (i) through (viii) of this Section 4.3(b).

Section 4.4.    Access and Information.

(a)      Upon reasonable notice, each Party shall, and each Party shall cause its Subsidiaries to, afford the other Party and its officers, directors, employees, consultants, representatives and other agents, including investment bankers, attorneys, accountants and other advisors and consultants (collectively, “Representatives”), reasonable access, during normal business hours prior to the Effective Time, to the officers, employees, properties, books and records of the other Party and its Subsidiaries so that they may have the opportunity to make such investigations of the business and affairs of the other Party and its Subsidiaries as they reasonably desire. Each Party shall cause its officers and employees, in a manner consistent with the fulfillment of their ongoing duties and obligations, to furnish such additional financial and operating data and other information, and respond to such inquiries, as the other Party reasonably requests from time to time.

(b)      Prior to the Effective Time, each Party shall furnish, as promptly as reasonably practicable, to the other Party a copy of all monthly and other interim financial statements as the same become available and shall cause one or more of its designated Representatives to confer on a regular and frequent basis with designated Representatives of the other Party. Each Party shall provide the other Party with prompt written notice of any material change in the business or affairs of such Party or any of its Subsidiaries and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) by Governmental Entities, or the institution or, to its knowledge, the threat of material litigation (including all litigation relating to the transactions contemplated hereby), and such disclosing Party shall keep the other Party fully informed of such events.

(c)      Notwithstanding the foregoing, neither Party (nor any of its Subsidiaries) shall be required to provide access to or to disclose (i) information that, if provided, would adversely affect the ability of such Party (or any of Subsidiaries) to assert attorney-client or attorney work product privilege or a similar privilege, (ii) information that, in the reasonable opinion of such Party’s legal counsel, may result in a violation of any applicable Law or Order or any binding Contract entered into prior to the date of this Agreement or (iii) information that such Party reasonably believes is competitively sensitive. Each Party shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(d)      No investigation made by either Party or its Representatives shall affect the representations and warranties made by the other Party in this Agreement.

Section 4.5.    Commercially Reasonable Efforts; Cooperation.

(a)      Prior to the Effective Time, each Party shall cooperate with and assist the other Party, and shall use its commercially reasonable efforts, to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any other Person, including any Governmental Entity, that are necessary, proper or advisable to consummate the transactions contemplated hereby. Neither Party shall take any action or omit to take any action where such action or omission would reasonably be expected to result in (A) the inability to satisfy any of the conditions set forth in Article 5 or (B) a material delay in the satisfaction of any of such conditions.

(b)      In furtherance and not in limitation of Section 4.5(a), each Party shall (i) make all appropriate filings and/or applications under all applicable Regulatory Laws in the jurisdictions set forth in Exhibit F with respect to the transactions contemplated hereby as promptly as reasonably practicable after the date of this Agreement (which filings and applications shall be made in any event within ten Business Days after the date of this Agreement), (ii) comply at the earliest practicable date with any request under all such Regulatory Laws for additional information, documents or other materials received by such Party and its Affiliates from any Governmental Entity in respect of such filings, applications or such transactions and (iii) cooperate with the other Party in connection with such filings and applications (including, to the extent permitted by applicable Law, permitting each Party to review all such documents of the other Party prior to filing and consulting with the other Party with respect to the content thereof) and in connection with resolving any investigation or other inquiry of any Governmental Entity under all such Regulatory Laws, including in connection with contesting any adverse determination made by a Governmental Entity under any such Regulatory Law if such adverse determination is reasonably likely to materially delay the consummation of the transactions contemplated hereby.

(c)      In connection with this Section 4.5, each Party shall promptly inform the other Party of any material communication received by such Party from, or given by such Party to, any Governmental Entity in connection with any filing or application with, submission to or investigation or inquiry by any Governmental Entity under any applicable Regulatory Law. No Party shall independently participate in any meeting with any Governmental Entity in respect of any such filing, submission, investigation or inquiry without providing the other Party with reasonable prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. Subject to applicable Law, the Parties shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals relating to any such filing, application, submission, investigation or inquiry made or submitted by or on behalf of either Party. No Party shall be required to share information related to its valuation of the transactions contemplated hereby. Either Party may, as it deems advisable, reasonably designate any competitively sensitive material provided to the other Party under this Section 4.5 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to directors, officers, employees or other agents of the recipient, unless express prior written permission is obtained from the source of the materials.

(d)      Notwithstanding anything to the contrary in this Agreement, neither Acquiror nor any of its Subsidiaries shall be required to grant a license in respect of, or to dispose or hold separate, or to agree to or to consent to any request to grant a license, dispose of, hold separate or restrict its ownership and operation of, all or any portion of the business or assets of Acquiror and its Subsidiaries, including, for this purpose, Company and its Subsidiaries, for any reason or purpose that would be reasonably likely to individually or in the aggregate have a material and negative effect on the business, operations or assets of Acquiror and its Subsidiaries or Company and its Subsidiaries or Acquiror’s anticipated benefits from the transaction contemplated by this Agreement. With regard to this Section 4.5, Acquiror shall have the right to take (or decline to take) any steps or actions Acquiror chooses to minimize the extent or effect of any relief that may be sought in relation to the transaction contemplated by this Agreement, and Company and its Subsidiaries shall cooperate with and assist Acquirer with regard to the foregoing.

Section 4.6.    Proxy Statement / Circular.

(a)      As soon as reasonably practicable after the date of this Agreement, (i) Acquiror and Company shall jointly prepare the Proxy Statement / Circular together with any other documents required by the YBCA, BCBCA, Canadian Securities Laws and all other applicable Laws, to be prepared or filed by Company in connection with the Company Meeting and the Arrangement, (ii) Acquiror shall file the Proxy Statement / Circular with the SEC and (iii) Company shall file the Proxy Statement / Circular with the SEC and the relevant Canadian Securities Authorities where such filing is required. Company shall file and mail or deliver the Proxy Statement / Circular to its shareholders and such other Persons as required by applicable Laws and the Interim Order as soon as reasonably practicable after obtaining the Interim Order and SEC Clearance. Acquiror shall file and mail or deliver the Proxy Statement / Circular to its shareholders as soon as reasonably practicable after obtaining the Interim Order and SEC Clearance as required in accordance with applicable Laws. On the date of mailing or delivery thereof, the Proxy Statement/Circular shall comply in all material respects with all applicable Laws and shall contain sufficient detail to permit the shareholders of Company and Acquiror to form a reasoned judgment concerning the matters to be placed before them at the Company Meeting and the Acquiror Meeting, as applicable. Upon reasonable request, each Party shall furnish the other Party with all information reasonably necessary or advisable in connection with the Proxy Statement / Circular.

(b)      Each Party shall, as promptly as practicable after receipt thereof, provide the other Party with copies of all written comments, and advise the other Party of all oral comments, with respect to the Proxy Statement / Circular received from the SEC. If, at any time prior to the Effective Time, any information shall be discovered by Acquiror or Company that should be set forth in an amendment or supplement to the Proxy Statement / Circular so that such documentation would not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other Party, and to the extent required by applicable Law, each of Acquiror and Company shall promptly file an appropriate amendment with the SEC and relevant Canadian Securities Authorities to the Proxy Statement / Circular describing such information and each of Acquiror and Company shall promptly disseminate an appropriate amendment or supplement describing such information to its respective shareholders and file the same.

(c)      Notwithstanding the foregoing, prior to the filing, mailing or delivery of the Proxy Statement / Circular (or of any amendment or supplement to the foregoing) or responding to any comments of the SEC with respect either of the foregoing, each Party shall (i) provide the other Party and its legal counsel with a reasonable opportunity to review and comment on such document or response and (ii) include in such document or response all reasonable comments that the other Party proposes. On the date of their filing or delivery, each Party shall provide the other Party with a copy of all such filings with, and all such responses delivered to, the SEC and the relevant Canadian Securities Authorities. Notwithstanding anything to the contrary in this Agreement, no amendment or supplement (including by incorporation by reference) to the Proxy Statement / Circular shall be made without the prior written consent of Acquiror; provided, however, that nothing in this Section 4.6(c) will limit the Company’s ability to exercise its rights under Section 4.9.

Section 4.7.    Shareholder Meetings.

(a)      Each Party shall use commercially reasonable efforts to cause the Company Meeting and the Acquiror Meeting (as applicable) to occur on the same date as soon as reasonably practicable after the procurement of the Interim Order and SEC Clearance for the purpose of obtaining the Continuance Requisite Shareholder Vote and the Company Requisite Shareholder Vote in the case of Company and the Acquiror Requisite Shareholder Vote in the case of Acquiror. Except as required by Law or required by its shareholders, neither Acquiror nor Company shall adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) its shareholders’ meeting without the prior written consent of the other Party except as required for quorum purposes, to comply with requirements of applicable Law (including any disclosure obligations under Canadian or U.S. Laws provided that the Company uses commercially reasonable efforts to comply with such Laws in a timely manner), by the Court or by the shareholders of Company. Company shall take all lawful action to solicit the approval of the Continuance Resolution by the Continuance Requisite Shareholder Vote and the Arrangement Resolution by the Company Requisite Shareholder Vote, and Acquiror shall take all lawful action to solicit the approval of the transactions contemplated by this Agreement by the Acquiror Requisite Shareholder Vote. Each Party will advise the other Party as it may reasonably request, and at least on a daily basis on each of the last ten business days prior to the date of the Company Meeting or Acquiror Meeting (as applicable), as to the aggregate tally of the proxies received by Company in respect of the Continuance Resolution and the Arrangement Resolution or Acquiror in respect of the Acquiror Requisite Shareholder Vote (as applicable).

(b)      The Board of Directors of Company shall unanimously recommend approval of the Continuance Resolution by the shareholders of the Company and the Arrangement Resolution by the shareholders of Company and the holders of Company Compensatory Awards to the effect set forth in Section 2.21 (the “Company Recommendation”), and the Board of Directors of Acquiror shall unanimously recommend approval of the Share Issuance by the shareholders of Acquiror to the effect set forth in Section 3.15 (the “Acquiror Recommendation”). The Board of Directors of each Party shall not make an Adverse Recommendation Change except in accordance with, and subject to the limitations set forth in, Section 4.9. Absent an Adverse Recommendation Change in accordance with, and subject to the limitations set forth in Section 4.9, the Board of Directors of a Party shall reconfirm its recommendation to the effect set forth in Section 2.21 or Section 3.15 (as applicable) within three Business Days after a written request to do so by the other Party. Notwithstanding any Adverse Recommendation Change or the existence of any Takeover Proposal or any Superior

Proposal, Company shall cause this Agreement, the Continuance Resolution and the Arrangement Resolution to be submitted to its shareholders and holders of Company Compensatory Awards at the Company Meeting.

Section 4.8.    Stock Exchange Listing and De-Listing. Acquiror shall use its commercially reasonable efforts to cause the shares of Acquiror Common Stock to be issued and paid in the Arrangement to be approved for listing on the New York Stock Exchange prior to the Effective Time, subject to official notice of issuance. Acquiror shall use its commercially reasonable efforts to cause the Company Common Shares to be de-listed from the New York Stock Exchange and de-registered under the Exchange Act as soon as reasonably practicable after the Effective Time.

Section 4.9.    No Solicitation.

(a)      The Subject Company shall not, nor shall it authorize or permit any of its Subsidiaries, any of its or their respective directors, officers, employees or any Representative to, directly or indirectly through another Person, (i) solicit, initiate, cause, knowingly encourage, or knowingly facilitate, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal, or furnish to any Person any information in connection with or in furtherance of any Takeover Proposal; provided that, so long as the Subject Company and its Representatives have otherwise complied with this Section 4.9, none of the foregoing shall prohibit the Subject Company and its representatives from contacting in writing any Person or group of Persons who has made a Takeover Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Takeover Proposal is a Superior Proposal, or is reasonably likely to lead to a Superior Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Subject Company or any of its Subsidiaries shall be a breach of this Section 4.9(a) by the Subject Company. The Subject Company shall, and shall cause its Subsidiaries and instruct its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and terminate access to any electronic dataroom. Notwithstanding any of the foregoing in this Section 4.9(a), at any time prior to obtaining the Subject Company Shareholder Approval (and in no event after obtaining such Subject Company Shareholder Approval), in response to an unsolicited bona fide written Takeover Proposal made after the date hereof that the Subject Company Board determines in good faith (after receiving advice of a financial advisor of nationally recognized reputation and of its outside counsel) constitutes or is reasonably likely to lead to a Superior Proposal, the Subject Company may, if the Subject Company Board determines in good faith (after receiving advice of its outside counsel) that it is necessary to do so in order to comply with its fiduciary duties of the Subject Company under applicable Law, and subject to compliance with Section 4.9(c), (A) furnish information with respect to the Subject Company and its Subsidiaries to the Person (and its Representatives) making such Takeover Proposal pursuant to a customary confidentiality agreement (a copy of which shall be provided to the Other Party promptly after its execution) not less restrictive of such Person than the Confidentiality Agreement (the parties agreeing that the confidentiality agreement shall include a standstill), provided, that all such oral or written information (to the extent that such information has not been previously provided to the Other Party) is provided or made available to the Other Party, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Person, as the case may be, and (B) participate in discussions or negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal. Notwithstanding the foregoing, nothing in this Agreement shall preclude Acquiror from considering, participating in any discussions or negotiations regarding, or furnishing to any Person any of Acquiror’s information in connection with or in furtherance of, or entering into any agreement providing for or in connection with, any inquiry, proposal or offer that would otherwise constitute a Takeover Proposal (which, for purposes of this definition of a Permitted Transaction, (x) the references to “15%” in the definition of Takeover Proposal shall be deemed to be “50%” and (y) clause (d) of such definition will be excluded), so long as (1) such inquiry, proposal or offer contemplates a transaction that would not require or be subject to an Adverse Recommendation Change by Acquiror or a termination of this Agreement and (2) with respect to the entry into any such agreement or the consummation of the transactions contemplated by such agreement, such entry or consummation would not reasonably be expected to prevent or materially impair Acquiror’s ability to consummate the Arrangement and the other transactions contemplated by this Agreement prior to the Termination Date (“Permitted Transaction”). For the avoidance of doubt, nothing in this Section 4.9(a) shall relieve any party from its obligations under Section 4.5 of this Agreement.

For purposes of this Agreement, “Takeover Proposal” shall mean, with respect to the Subject Company, any inquiry, proposal or offer, whether or not conditional and whether or not withdrawn, (a) for a merger, consolidation, arrangement, share exchange, dissolution, recapitalization or other business combination involving the Subject Company, (b) for the issuance of 15% or more of the equity securities of the Subject Company as consideration for the assets or securities of another Person, (c) to acquire in any manner, directly or indirectly, 15% or more of the equity securities of the Subject Company or assets (including equity securities of any Subsidiary of the Subject Company) that represent 15% or more of the total consolidated assets or revenues of the Subject Company, other than the transactions contemplated by this Agreement or any Permitted Transaction, or (d) any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated hereby or which would reasonably be expected to dilute materially the aggregate benefits of the transactions contemplated hereby to the Party that is not the Subject Party.

For purposes of this Agreement, “Other Party” shall mean (a) Acquiror, when used with respect to any Takeover Proposal for the Company, and (b) the Company, when used with respect to any Takeover Proposal for Acquiror or any Permitted Transaction.

For purposes of this Agreement, “Subject Company” shall mean (a) the Company, when used with respect to any Takeover Proposal for, or Intervening Event of, the Company, and (b) Acquiror, when used with respect to any Takeover Proposal for, or Intervening Event of, Acquiror or any Permitted Transaction.

For purposes of this Agreement, “Subject Company Board” shall mean (a) the Board of Directors of Company, when the context refers to Company as the Subject Company, and (b) the Board of Directors of Acquiror, when the context refers to Acquiror as the Subject Company.

For purposes of this Agreement, “Subject Company Shareholder Approval” shall mean obtaining the Company Requisite Shareholder Vote or the Acquiror Requisite Shareholder Vote, as the case may be.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written offer made by a third party, that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, 50% or more of the Company Common Shares or Acquiror Common Stock (excluding the transactions contemplated by this Agreement), as the case may be, then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the total consolidated assets of the Subject Company (i) on terms which the Subject Company Board determines in good faith (after receiving advice of a financial advisor of nationally recognized reputation and of its outside counsel and in light of all relevant circumstances, including, without limitation, all the terms and conditions of such proposal and this Agreement) to be more favorable to the shareholders of the Subject Company from a financial point of view than the transactions contemplated by this Agreement, (ii) which is reasonably likely to be completed, taking into account any financing and approval requirements and all other financial, legal, regulatory and other aspects of such proposal and (iii) for which financing, if a cash transaction (in whole or part), is then fully committed or reasonably determined to be available by the Subject Company Board.

(b)      Neither the Subject Company Board nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to the Other Party), or propose to withdraw (or modify in a manner adverse to the Other Party), the Company Recommendation, where Company is the Subject Company, or the Acquiror Recommendation, where Acquiror is the Subject Company, (it being understood that taking a neutral position or no position with respect to a Takeover Proposal, other than a “stop, look and listen” statement in compliance with Rule 14d-9 promulgated under the Exchange Act, shall be considered an adverse modification) or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal (any action described in this subclause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Subject Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, arrangement agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, any Takeover Proposal (other than a confidentiality agreement pursuant to Section 4.9(a)). Notwithstanding the foregoing, the Subject Company Board may, prior to obtaining the Subject Company Shareholder Approval (and in no event after obtaining such applicable Subject Company Shareholder Approval), if the Subject Company Board determines in good faith (after receiving advice of its outside counsel) that it is necessary to do so in order to comply with its fiduciary duties of the Subject Company under applicable Law, (1) effect an Adverse Recommendation Change in light of a Superior Proposal or terminate this Agreement solely in order to concurrently enter into an agreement with respect to a Superior Proposal or (2) effect an Adverse Recommendation Change solely in response to an Intervening Event, but, in each case, only at a time that is after the third Business Day following the Other Party’s receipt of written notice from the Subject Company (an “Adverse Notice”) advising the Other Party that the Subject Company Board has determined, in the case of the preceding subclause (1), that a Takeover Proposal is a Superior Proposal, that the Subject Company Board intends to make such Adverse Recommendation Change or to terminate this Agreement and containing all information required by Section 4.9(c), together with copies of any written offer or proposal in respect of such Superior Proposal, (it being agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Adverse Notice and a new three Business Day period), and, in the case of the preceding subclause (2), that the Subject Company Board intends to make such Adverse Recommendation Change, a description of the Intervening Event and the reasons for the Adverse Recommendation Change (it being agreed that changes in circumstances shall require a new Adverse Notice and a new three Business Day period). In determining whether to make an Adverse Recommendation Change or to terminate this Agreement in response to a Superior Proposal, the Subject Company Board shall take into account any changes to the terms of this Agreement in a bona fide written proposal by the Other Party (in response to an Adverse Notice or otherwise) in determining whether such third party Takeover Proposal still constitutes a Superior Proposal. In determining whether to make an Adverse Recommendation Change in response to an Intervening Event, the Subject Company Board shall take into account any changes to the terms of this Agreement in a bona fide written proposal by the Other Party (in response to an Adverse Notice or otherwise) in determining whether an Adverse Recommendation Change ceases to be necessary in order to comply with the Subject Company Board’s fiduciary duties to the shareholders of the Subject Company under applicable Law. In all cases, during the three Business Day period following delivery of an Adverse Notice, the Subject Company and its Representatives shall, if requested by the Other Party, negotiate in good faith with the Other Party and the Other Party’s Representatives to make such adjustments in the terms of this Agreement as would enable the Other Party to proceed with the Arrangement and the other transactions contemplated hereby on such adjusted terms without effecting an Adverse Recommendation Change or terminating this Agreement, as applicable.

For purposes of this Agreement, “Intervening Event” shall mean a material event, circumstance, change or effect that was not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to the Subject Company Board on the date of this Agreement, which event, circumstance, change or effect (including any change in probability or magnitude of consequences) becomes known to the Subject Company Board before the Subject Company Shareholder Approval is obtained; provided, that in no event shall (i) any action taken by either Party pursuant to and in compliance with the affirmative covenants set forth in Section 4.5, and the consequences of any such action, constitute an Intervening Event, (ii) the receipt, existence of or terms of a Takeover Proposal for the Subject Company or any inquiry relating thereto or the consequences thereof constitute an Intervening Event of the Subject Company, (iii) any decline in the market price or trading volume of the securities of the Other Party, (iv) any change in general economic, political, business or other capital market conditions (including prevailing interest rates and any effects on the economy arising as a result of acts of terrorism), (v) any change or developments in the market price for oil, natural gas or other commodity prices or for raw material inputs and end products, (vi) any change affecting the oil and gas exploration and production industry generally, (vii) any change in accounting requirements or principles imposed by GAAP or any change in law after the Effective Date, (viii) earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war; except in each of cases (iv), (v), (vi), (vii) and (viii), where such event disproportionately affects the Subject Company, taken as a whole, relative to the Other Party, taken as a whole, constitute an Intervening Event of the Subject Company.

(c)      In addition to the obligations of the Subject Company set forth in paragraphs (a) and (b) of this Section 4.9, the Subject Company shall promptly advise the Other Party orally and in writing of any request for information or other inquiry that the Subject Company reasonably believes could lead to any Takeover Proposal or Permitted Transaction, the financial and other material terms and conditions of any such request, Takeover Proposal, Permitted Transaction or inquiry (including any changes thereto), the identity of the Person making any such request, Takeover Proposal, Permitted Transaction or inquiry, and copies of any written offer, proposal or other documentation in respect of such request, Takeover Proposal, Permitted Transaction or inquiry. The Subject Company shall promptly keep the Other Party reasonably informed of the status and material details (including any change to the financial and other material terms thereof) of any such request, Takeover Proposal, Permitted Transaction or inquiry.

(d)      Nothing contained in this Section 4.9 shall prohibit the Subject Company or the Subject Company Board from (i) complying with the Subject Company’s obligations required under Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) making any required disclosure to the shareholders of the Subject Company if, in the good faith judgment of the Subject Company Board (after consultation with outside counsel), failure to so disclose would constitute a violation of applicable Law; provided, however, that any such disclosure relating to a Takeover Proposal or Intervening Event (other than a “stop, look and listen” statement in compliance with Rule 14d-9 under the Exchange Act) shall be deemed an Adverse Recommendation Change unless the Subject Company Board reaffirms its recommendation and declaration of advisability of this Agreement and the Arrangement.

Section 4.10.    Financing; ISDA Agreements; Consent Solicitations.

(a)      Company shall, if reasonably requested by Acquiror, cooperate in good faith with Acquiror in connection with Acquiror’s efforts to obtain any financing in connection with the transactions contemplated by this Agreement (“Financing”) and take any actions with respect to any existing financing of Acquiror and its Affiliates that Acquiror reasonably deems necessary or advisable in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Company shall, and shall cause its Subsidiaries and their respective Representatives to (i) facilitate contact between (A) senior management and advisors, including auditors, of Company and (B) the proposed lenders, lead arrangers and other financing sources, as applicable, and/or Acquiror’s or any of its Affiliate’s auditors in connection with, any Financing, at reasonable times and upon reasonable advance notice; (ii) make available, at reasonable times and upon reasonable advance notice, the necessary employees and advisors of Company and its Subsidiaries to provide reasonable assistance with the preparation of business projections, financing documents and offer materials by Acquiror and its Affiliates; (iii) use commercially reasonable efforts to obtain the reasonable cooperation and assistance of counsel to Company and its Subsidiaries in providing customary legal opinions (it being understood that the opinions related to any Financing customarily provided by buyer’s counsel will be rendered by counsel to Acquiror); (iv) provide customary information, documents, authorization letters and certificates, enter into agreements (including supplemental indentures) and take other actions that are or may be customary in connection with any Financing or necessary, proper, advisable or desirable to permit Acquiror or any of its Affiliates to fulfill conditions or obligations under any financing document (including all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations); (v) provide assistance in the preparation of one or more confidential information memoranda and other marketing and syndication materials (including with respect to the presence or absence of material non-public information and the accuracy of the information contained therein) reasonably requested by Acquiror or any of its Affiliates; (vi) use commercially reasonable efforts to assist Acquiror in ensuring that the syndication efforts benefit materially from the existing banking relationships of Company and its Subsidiaries; and (vii) execute and deliver any pledge and security documents (including mortgages), other definitive financing documents, or other certificates or documents as may be reasonably requested by Acquiror (including a certificate of the chief financial officer of Company or one or more of its Subsidiaries with respect to solvency matters) and otherwise facilitating the pledging of, and granting, recording and perfection of security interests in share certificates, securities and other collateral, and obtaining surveys and title insurance as reasonably requested by Acquiror; provided that (A) none of Company or any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with any Financing or other action provided for in this Section 4.10 or to take any action that would be prohibited by any applicable Law or cause a default of, or breach under, or otherwise violate any Company Contract, in each case except for any payment, incurrence or action that is conditioned upon, and shall not take effect until, the Effective Time, (B) no obligations of Company or any of its Subsidiaries under any certificate, opinion, contract, indenture or other document or instrument delivered pursuant to this Section 4.10 shall be effective until the Effective Time, and none of Company or any of its Subsidiaries shall be required to take any action pursuant to this Section 4.10 under any certificate, opinion, contract, indenture or other document or instrument that is not contingent upon the Closing or that would be effective prior to the Effective Time and (C) any requested cooperation shall not unreasonably interfere with the ongoing operations of Company and its Subsidiaries. Company will provide to Acquiror such information as may be necessary so that the marketing materials as they relate to Company and its Affiliates are complete and correct in all material respects.

(b)      Company shall use commercially reasonable efforts to (i) obtain customary payoff letters from third-party lenders and trustees with respect to the indebtedness of Company and its Subsidiaries specified in Section 4.10(b) of the Company Disclosure Schedule no later than ten Business Days prior to the Effective Time and (ii) deliver or cause to be delivered such payoff letters to Acquiror promptly thereafter, and in any event no later than seven Business Days prior to the Effective Time. At the Effective Time, subject to Acquiror making available necessary funds to do so, Company shall use commercially reasonable efforts to, and to cause its Subsidiaries to, permanently (A) terminate the indebtedness specified in Section 4.10(b) of the Company Disclosure Schedule and all related Contracts to which Company or any of its Subsidiaries is a party and (B) make satisfactory arrangements for the release of Liens on assets relating to such terminated indebtedness.

(c)      Prior to the Effective Time, Company shall, with Acquiror’s cooperation, use commercially reasonable efforts to take all such actions as are necessary and appropriate to obtain, from each of the counterparties to the International Swaps and Derivatives Association (ISDA) Master Agreements relating to derivatives that are open as of the Effective Time, (i) waivers to the effect that the consummation of the transactions contemplated by this Agreement, shall not result in any violation or breach of, or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, each such ISDA Master Agreements or any related Contracts, and (ii) such amendments to any such ISDA Master Agreements and related Contracts as Acquiror may reasonably request to cause the terms thereof to be substantially consistent with the other financing and hedging arrangements of Acquiror and its Affiliates. Company shall also, if reasonably requested by Acquiror, cooperate in good faith with Acquiror in connection with Acquiror’s efforts to terminate as of the Effective Time any existing hedging arrangements of Company and establish new or replacement hedging arrangements in connection with the transactions contemplated by this Agreement.

(d)      As soon as practicable following the execution and delivery of this Agreement, Acquiror, in consultation with Company, shall prepare the documentation to be sent to the holders of the 2019 Notes, 2021 Notes and 2022 Notes (collectively the “Notes”) in connection with a registered offering of an Acquiror guarantee and consent solicitations (together, the “Consent Solicitations”) regarding the amendments to the indentures governing the Notes (collectively, the “Indentures”) contemplated by Exhibit D (the “Indenture Amendments”). Within three Business Days after Acquiror and Company finalize the documentation with respect to the Consent Solicitations, Acquiror and Company shall use commercially reasonable efforts to commence the Consent Solicitations and deliver such documentation to holders of the Notes. Acquiror, after having consulted with Company, shall have the sole right to control decisions with respect to the strategy and conduct of the Consent Solicitations (including selecting any solicitation agent(s) in connection with the Consent Solicitations and modifying the terms and structure of the Consent Solicitations as set forth in Exhibit D; provided, however, that Acquiror shall not be required to modify the terms of the Consent Solicitations set forth therein). Company shall provide and cause its Subsidiaries to provide, all cooperation reasonably requested by Acquiror in connection with the Consent Solicitations including assisting in the preparation and execution of all documents required in connection therewith. Without limiting the generality of the foregoing, Company shall, and shall cause its Subsidiaries and their respective Representatives to (i) use its commercially reasonable efforts to obtain the consent of Company’s auditor to the use of its report on the most recently available audited consolidated financial statements of Company in connection with the registered offering contemplated by the Consent Solicitations and use commercially reasonable efforts to cause such auditor to provide customary comfort letters (providing “negative assurance” comfort) and drafts thereof to the solicitation agent(s) in connection with the Consent Solicitation; (ii) make available, at reasonable times and upon reasonable advance notice, the necessary employees and advisors of Company and its Subsidiaries to attend due diligence sessions; (iii) use commercially reasonable efforts to obtain the reasonable cooperation and assistance of counsel to Company and its Subsidiaries in providing customary legal opinions and negative assurance statements; and (iv) provide customary information, documents, authorization letters and certificates and enter into agreements, including a solicitation agent agreement containing customary terms relating to representations and warranties, indemnification provisions and necessary closing documentation. All documentation for the Consent Solicitations will be customary for transactions of this nature and shall be in form and substance reasonably acceptable to Acquiror and Company. The Consent Solicitations and other actions taken in connection therewith shall be conducted in accordance with the terms of the applicable Indentures and all applicable rules and regulations of the SEC and other applicable Laws. If, at any time prior to the Effective Time, any information shall be discovered by Acquiror or Company that should be set forth in an amendment or supplement to documents mailed or delivered to Note holders in respect to the Consent Solicitations so that such documentation would not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other Party, and to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall promptly be prepared and, if required, filed with the SEC and/or disseminated to the holders of Notes. In accordance with the terms of the Consent Solicitations, assuming the requisite consents are received, Company and its Subsidiaries and Acquiror and its Subsidiaries, as applicable, shall execute supplemental indentures to each of the Indentures among Company, the guarantors named therein and the trustee party thereto reflecting the Indenture Amendments, which supplemental indentures shall be in a form reasonably acceptable to Acquiror and Company and become operative as set forth in Exhibit D.

(e)      Acquiror shall promptly pay, or reimburse Company’s payment of, any consent payment to holders of the Notes in connection with the Consent Solicitation and pay the fees and out-of-pocket expenses of any dealer manager, information agent, solicitation agent, tabulation agent, depositary or other agent retained in connection with the Consent Solicitation upon the incurrence of such fees and out-of-pocket expenses. Acquiror shall promptly, upon request by Company, reimburse Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Company in connection with the cooperation of Company contemplated by this Section 4.10 and shall indemnify and hold harmless Company, its Subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Consent Solicitation and any information used in connection therewith, except with respect to any information provided by Company.

Section 4.11.    Indemnification; Directors and Officers Insurance. From and after the Effective Time, Acquiror shall, or shall cause Company or Amalco to, indemnify and hold harmless all current and former officers and directors of Company and its Subsidiaries to the same extent such Persons may be indemnified and held harmless as of the date of this Agreement by Company pursuant to the articles of continuation or by-laws of Company for acts or omissions occurring at or prior to the Effective Time, including those in respect of the Arrangement and the other transactions contemplated hereby. Company shall be permitted, prior to the Effective Time, to obtain and fully pay for a “tail” insurance policy in respect of Company’s current directors and officers with an extended reporting period of at least six years from and after the Effective Time with respect to directors’ and officers’ liability insurance with benefits and levels of coverage at least as favorable as Company’s existing policy with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall Company expend for such policy an annual premium amount in excess of 300% of the amount paid by Company in its current fiscal year, but in such case may purchase as much coverage as is available for such amount. If any person makes any claim for indemnification or advancement of expenses under this Section 4.11 that is denied by Acquiror, Company or Amalco, and a court of competent jurisdiction determines that such indemnified person is entitled to such indemnification, then Acquiror, Company and Amalco shall pay such indemnified person’s costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against Acquiror, Company or Amalco. The rights of the indemnified persons under this Section 4.11 shall be in addition to any rights such indemnified persons may have under the constating documents of Company or Amalco, or under any applicable Law. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto in favor of any indemnified person as provided in the constating documents of Company shall survive the Effective Time for a period of not less than six years and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such indemnified person. The provisions of this Section 4.11 shall survive the consummation of the transactions contemplated by this Agreement and are intended for the benefit of, and shall be enforceable by, the indemnified persons, and their respective heirs, executors, administrators and legal personal representatives and shall be binding on each of Acquiror, Company and Amalco and its successors and assigns, and, for such purpose only, Company hereby confirms that it is acting as trustee on their behalf.

Section 4.12.    Public Announcements. Each Party shall consult with, and provide the other Party the reasonable opportunity to review and comment on, any press release or other public announcement relating to this Agreement or the transactions contemplated hereby or thereby and shall not issue any such press release or other public announcement prior to such consultation except as may be required by applicable Law or by obligations pursuant any national securities exchange.

Section 4.13.    Section 16 Matters. Prior to the Effective Time, Company shall take all actions that are required (to the extent permitted under applicable legal requirements and no-action letters issued by the SEC) to cause any dispositions of Company Common Shares (and derivative securities with respect to Company Common Shares) resulting from the transactions contemplated by Section 1.1 by each officer or director of Company who may become subject to the reporting requirements of Section 16(a) of the Exchange Act as an officer or director of Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 4.14.    Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or similar Law shall become applicable to the transactions contemplated hereby, then Company and the Board of Directors of Company shall use their respective commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or similar Law on the transactions contemplated hereby.

Section 4.15.    Notification of Certain Matters. Each Party shall use commercially reasonable efforts to provide the other Party with prompt written notice of: (a) any event the occurrence or non-occurrence of which such Party is aware and that would be reasonably likely to (i) cause any representation or warranty made by such Party in this Agreement to be untrue or inaccurate in any material respect, (ii) cause any covenant made by such Party in this Agreement not to be complied with or satisfied in all material respects or (iii) result in any condition set forth in Article 5 to be unsatisfied at any time from the date of this Agreement to the Effective Time; (b) any failure of such Party to comply in a timely manner with any covenant made by such Party in this Agreement; or (c) any change or event affecting such Party that would be reasonably likely to have that a Material Adverse Effect on such Party. Each Party shall provide the other Party with prompt written notice of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 4.15 shall not limit or otherwise affect the remedies available under this Agreement to the Party receiving such notice.

Section 4.16.    Certain Litigation.    Each Party to this Agreement shall promptly advise the other Parties orally and in writing of any shareholder litigation against the Party and/or its directors and officers relating to this Agreement, the Arrangement and/or the transactions contemplated by this Agreement and shall keep the other Party reasonably informed regarding any such shareholder litigation. Each party shall give the other Parties the opportunity to consult with the Party regarding the defense or settlement of any such shareholder litigation, shall give due consideration to the other Party’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that Company further will not, without Acquiror’s prior written consent, settle any shareholder litigation.

Section 4.17.    Confidentiality.  Each Party acknowledges and confirms that (a) Acquiror and Company have entered into a Confidentiality Agreement, dated February 10, 2014 (the “Confidentiality Agreement”), (b) all information provided by each Party to the other Party pursuant to this Agreement is subject to the terms of the Confidentiality Agreement and (c) the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and conditions.

Section 4.18.    Resignations.  Prior to the Effective Time, Company shall cause each member of the Board of Directors of Company to execute and deliver a letter, which shall not be revoked or amended prior to the Effective Time, effectuating his or her resignation as a director of Company effective immediately prior to the Effective Time. Prior to the Effective Time, Company shall obtain the resignations of such directors or officers of its Subsidiaries as Acquiror shall request with reasonable advance notice.

Section 4.19.    Acquiror Board of Directors.    As of the Effective Time, Acquiror shall take all necessary corporate action to appoint Lynn A. Peterson and James E. Catlin to the Board of Directors of Acquiror.

Section 4.20.    Tax-Free Reorganization Treatment.

(a)        None of Acquiror, Company or Acquiror Canadian Sub shall knowingly take any action, cause any action to be taken, fail to take any commercially reasonable action or cause any commercially reasonable action to fail to be taken, which action or failure to act would reasonably be expected to negatively impact the Intended Tax Treatment.

(b)        Company shall use commercially reasonable efforts to cause Dorsey & Whitney LLP, counsel to the Company, or such other Tax counsel reasonably satisfactory to Company, to deliver an opinion to Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that the Merger should qualify for the Intended Tax Treatment; provided, however, in no event shall the delivery of the opinion referred to in this sentence be a condition to Company’s obligations to consummate the transactions contemplated by this Agreement, including the Arrangement. Acquiror shall use commercially reasonable efforts to cause Foley & Lardner LLP, counsel to Acquiror, or such other Tax counsel reasonably satisfactory to Acquiror and Company, to deliver an opinion to Acquiror, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that the Merger should qualify for the Intended Tax Treatment. In rendering such opinions, such counsels may require and shall be entitled to rely upon reasonable and customary representations and covenants, including those contained in representation letters signed by officers of Acquiror, the Company and Acquiror Canadian Sub.

Section 4.21.    Employee Matters.

(a)        Acquiror shall provide, or cause its Subsidiaries or Company or its Subsidiaries to provide, to employees of the Company or any of its Subsidiaries as of the Effective Time who continue employment with Acquiror, its Subsidiaries or any of its Affiliates (“Continuing Employees”) for one year following the Effective Time, base salary at a rate not less than the rate of base salary received by the Continuing Employees immediately prior to the Effective Time.

(b)        If the transactions contemplated by this Agreement are consummated prior to December 31, 2014, Acquiror shall provide, or cause its Subsidiaries or Company or its Subsidiaries to provide, for payment to Continuing Employees (other than executive officers) the bonus established by the Company prior to the Effective Date pursuant to Section 4.2(b)(ix)(C) for the second half of 2014, which shall be paid on or before December 31, 2014. For 2015, Acquiror shall provide, or cause its Subsidiaries or Company or its Subsidiaries to provide, to the Continuing Employees a bonus opportunity that is substantially comparable in the aggregate to the bonus opportunity provided to similarly-situated Acquiror employees.

(c)        From the Effective Time until the end of the calendar year in which the transaction contemplated hereby is consummated, Acquiror shall cause Company or its Subsidiaries to provide to the Continuing Employees benefits (other than base salary, bonus or equity-based compensation) at a level that is substantially comparable in the aggregate to the level of such benefits provided to the Continuing Employees immediately prior to the Effective Time. During the calendar year after the calendar year in which the transaction contemplated hereby is consummated, Acquiror shall provide, or cause its Subsidiaries or Company or its Subsidiaries to provide, to the Continuing Employees such benefits at a level that is substantially comparable in the aggregate to the level of such benefits provided to similarly-situated Acquiror employees.

(d)        With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Acquiror or any of its Subsidiaries in which any Continuing Employee becomes a participant, such Continuing Employee shall receive full credit for service with the Company or any of its Subsidiaries for purposes of eligibility to participate and vesting, to the same extent such service was recognized as of the Effective Time under a comparable plan of the Company and its Subsidiaries in which the Continuing Employee participated (but not for purposes of benefit accrual under any defined benefit pension plans, special or early retirement programs, window separation programs, or similar plans which may be in effect from time to time); provided that in no event shall such service recognition result in any duplication of benefits; and provided further that with respect to any such plan maintained by Acquiror or any of its subsidiaries that is insured, the insurance carrier consents to the recognition of such prior service credit, if required. Company shall provide to Acquiror a list of each Continuing Employee and his or her service credit under each Company Employee Benefit Plan as of the Effective Time, and Acquiror shall be entitled to rely on such information.

(e)        To the extent permitted by applicable Law and the terms of any insurance policy, Acquiror shall waive, or cause to be waived, any pre-existing condition limitations, exclusions and waiting periods with respect to participation and coverage requirements under any welfare benefit plan maintained by Acquiror or any of its Subsidiaries in which the Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions and waiting periods would not have been satisfied or waived under the comparable plan of the Company and its Subsidiaries in which the Continuing Employee participated.

(f)        Nothing in this Section 4.21 shall (i) be treated as an amendment of, or undertaking to amend, any benefit plan, (ii) prohibit Acquiror or any of its Subsidiaries from amending or terminating any employee benefit plan or (iii) confer any rights or benefits on any person other than the parties to this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Acquiror from terminating or causing the Company to terminate (i) any Acquiror employee benefit plan following the Effective Time or (ii) the employment (for any reason or for no reason) of any Continuing Employee following the Effective Time without the provision of further salary, bonus or benefits following such termination except to the extent required by applicable Law.

ARTICLE 5

CONDITIONS

Section 5.1.      Conditions to Obligation of Each Party. The respective obligation of Acquiror and Company to consummate the transactions contemplated by this Agreement, including the Arrangement, shall be subject to satisfaction of the following conditions at or prior to the Effective Time:

(a)        the Acquiror Issued Securities to be issued pursuant to the Arrangement shall either be: (i) exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof; or (ii) be registered pursuant to an effective registration statement under the U.S. Securities Act; provided, however, that Company shall not be entitled to the benefit of this condition in this Section 5.1(a), and shall be deemed to have waived such condition, in the event that Company fails to advise the Court prior to the hearing in respect of the Final Order that Acquiror intends to rely on the exemption from registration afforded by Section 3(a)(10) of the U.S. Securities Act based on the Court’s approval of the Arrangement and comply with the requirements set forth in Section 1.8.

(b)        The distribution of the Acquiror Issued Securities pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable Canadian

Securities Laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Canadian Securities Laws and shall not be subject to resale restrictions under applicable Canadian Securities Laws (other than as applicable to control Persons or pursuant to Section 2.6 of the National Instrument 45-102 – Resale of Securities).

(c)        The Continuance Resolution shall have been approved by the Continuance Requisite Shareholder Vote, the Arrangement Resolution shall have been approved by the Company Requisite Shareholder Vote at the Company Meeting, and the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement and otherwise reasonably satisfactory to Acquiror and Company and shall not have been set aside or modified in a manner reasonably unacceptable to Company and Acquiror on appeal or otherwise.

(d)        A continuance application in connection with the Company Continuance in form and substance satisfactory to each of Company and Acquiror, acting reasonably shall have been filed with the Registrar and the Registrar shall have issued to Company a Certificate of Continuation giving effect to the Company Continuance.

(e)        The Share Issuance shall have been approved by the Acquiror Requisite Shareholder Vote.

(f)        The shares of Acquiror Common Stock that shall be issued and paid to the shareholders of Company upon consummation of the Arrangement shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

(g)        No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity that is then in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, including the Arrangement.

(h)        All waiting periods applicable to the transactions contemplated hereby under applicable Regulatory Laws in the jurisdictions set forth in Exhibit F shall have expired or terminated, and all approvals and rulings by, and filings with, Governmental Entities in respect of the transactions contemplated hereby under applicable Regulatory Laws in the jurisdictions set forth in Exhibit F shall have been obtained or made.

(i)        Acquiror shall have received an opinion of Foley & Lardner LLP, counsel to Acquiror, or such other Tax counsel reasonably satisfactory to Acquiror and Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that the Merger should qualify for the Intended Tax Treatment. In rendering such opinion, such counsel may require and shall be entitled to rely upon reasonable and customary representations and covenants, including those contained in representation letters signed by officers of Acquiror, the Company and Acquiror Canadian Sub. The opinion condition referred to in this Section 5.2(i) shall not be waivable.

Section 5.2. Additional Conditions to Obligation of Acquiror. The obligation of Acquiror to effect the Arrangement shall be further subject to satisfaction of the following conditions at or prior to the Effective Time:

(a)        Each of the representations and warranties of Company set forth in Section 2.3 shall be correct and complete in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) for changes specifically contemplated by this Agreement and (ii) to the extent representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be correct and complete as of such date; and each of the other representations and warranties of Company set forth in this Agreement (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any representation or warranty) shall be correct and complete in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (A) for changes specifically contemplated by this Agreement, (B) to the extent representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be correct and complete as of such date, and (C) where such failures of the representations and warranties to be correct and complete in all respects, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Company.

(b)        Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c)        No event, change, effect, condition, fact or circumstance shall have occurred after the date of this Agreement, including any event, change, effect, condition, fact or circumstance that reflects an adverse change in the matters disclosed to Acquiror in the Company Disclosure Schedule, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Company.

(d)        Company shall have delivered to Acquiror a certification of the Chief Executive Officer, the Chief Financial Officer or another executive officer (reasonably acceptable to Acquiror) of Company to the effect that each of the conditions specified in Section 5.2(a), Section 5.2(b) and Section 5.2(c) is satisfied in all respects.

(e)        The total number of Company Common Shares with respect to which Dissent Rights have been properly exercised and not withdrawn shall not exceed 5% of the outstanding Company Common Shares as of the Closing Date.

(f)        No claim, action, suit, arbitration, proceeding, investigation or inquiry shall have been commenced or threatened by any Governmental Entity against Acquiror, Company or any of their respective Subsidiaries with respect to the transactions contemplated hereby.

Section 5.3.      Additional Conditions to Obligation of Company.    The obligation of Company to effect the Arrangement shall be further subject to satisfaction of the following additional conditions at or prior to the Effective Time:

(a)        Each of the representations and warranties of Acquiror set forth in Section 3.3 shall be correct and complete in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) for changes specifically contemplated by this Agreement and (ii) to the extent representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be correct and complete as of such date; and each of the other representations and warranties of Acquiror set forth in this Agreement (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any representation or warranty) shall be correct and complete in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (A) for changes specifically contemplated by this Agreement, (B) to the extent representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be correct and complete as of such date, and (C) where such failures of the representations and warranties to be correct and complete in all respects, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Acquiror.

(b)        Acquiror shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c)        No event, change, effect, condition, fact or circumstance shall have occurred after the date of this Agreement, including any event, change, effect, condition, fact or circumstance that reflects an adverse change in the matters disclosed to Company in the Acquiror Disclosure Schedule, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Acquiror.

(d)        Acquiror shall have delivered to Company a certification of the Chief Executive Officer, the Chief Financial Officer or another executive officer (reasonably acceptable to Company) of Acquiror to the effect that each of the conditions specified in Section 5.3(a), Section 5.3(b) and Section 5.3(c) is satisfied in all respects.

(e)        (i) Lynn A. Peterson and James E. Catlin shall have been elected to serve as directors of Acquiror, subject to and effective upon the occurrence of the Effective Time; provided, however, that if either of such individuals is unable to serve as a director of Acquiror as of the Effective time, then Company’s Board of Directors shall be able to designate a substitute individual reasonably acceptable to Acquiror to serve as a director of Acquiror, subject to and effective upon the occurrence of the Effective Time, and (ii) after giving effect to such election, the Board of Directors of Acquiror shall consist of a total of not more than ten directors.

ARTICLE 6

TERMINATION, AMENDMENT AND WAIVER

Section 6.1.      Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Requisite Shareholder Vote or the Acquiror Requisite Shareholder Vote, as applicable.

(a)        by mutual written consent of Company and Acquiror;

(b)        by either Party if (i) a Law shall have been enacted, entered or promulgated prohibiting the consummation of the transactions contemplated hereby substantially on the terms contemplated hereby, (ii) an Order shall have been enacted, entered, promulgated or issued by a Governmental Entity permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby substantially on the terms contemplated hereby, and such Order shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this subclause (ii) shall have used its commercially reasonable efforts to remove such Order, or (iii) a Governmental Entity shall have failed to issue an Order or take any other action, and such denial of a request to issue such Order or take such other action shall have become final and non-appealable, that is necessary to satisfy any condition set forth in Article 5; provided, however, neither Party shall be able to terminate this Agreement pursuant to this Section 6.1(b) in the case of the failure to obtain the Interim Order or Final Order which shall solely be addressed in Section 6.1(f); provided, further, that the right to terminate this Agreement pursuant to this subclause (iii) shall not be available to any Party whose failure to comply with Section 4.5 has been the cause of such inaction; and provided further that the right to terminate this Agreement pursuant to this Section 6.1(b) shall apply only if the Law, Order or act or omission of the Governmental Entity, as the case may be, shall have caused the failure of any condition set forth in Article 5 to be satisfied and the Party entitled to rely on such condition shall not elect to waive such condition;

(c)        by either Party if the Arrangement shall not have been consummated on or prior to the date that is 180 days after the date of this Agreement or such other date as Acquiror and Company shall agree in writing (the “Termination Date”); provided, however, that (i) the Termination Date shall be automatically extended for a period not to exceed 60 days to the extent necessary to satisfy the condition set forth in Section 5.1(h) and (ii) the right to terminate this Agreement pursuant this Section 6.1(c) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure of the Arrangement to be consummated on or before the Termination Date;

(d)        by either Party if all of the following shall have occurred: (i) the other Party shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, (ii) such breach or failure to perform is reasonably expected to result in any condition set forth in Sections 5.2(a), 5.2(b), 5.3(a) and 5.3(b) to not be satisfied and (iii) such breach or failure to perform is incapable of being cured by the other Party prior to the date that is 30 days after receipt of written notice thereof or, if such breach or failure to perform is capable of being so cured, the other Party shall not have cured such breach or failure to perform within 30 days after receipt of written notice thereof;

(e)        by either Party if (i) the approval of the Continuance Resolution shall not have been obtained by reason of the failure to obtain the Continuance Requisite Shareholder Vote at the Company Meeting (or of any adjournment or postponement thereof) or (ii) the approval of the Arrangement Resolution shall not have been obtained by reason of the failure to obtain the Company Requisite Shareholder Vote at the Company Meeting (or of any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(e) shall not be available to Company where Company’s breach of Section 4.7 or Section 4.9 shall have caused the failure to obtain such approval;

(f)        by either Party, if the Interim Order or the Final Order shall have not been obtained on terms consistent with this Agreement or shall have been set aside or modified in a manner reasonably unacceptable to Acquiror and Company on appeal or otherwise; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(f) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure of the Arrangement to be consummated on or before the Termination Date;

(g)        by either Party if the approval of the transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the Acquiror Requisite Shareholder Vote at the Acquiror Meeting (or of any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(g) shall not be available to Acquiror where Acquiror’s breach of Section 4.7 or Section 4.9 shall have caused the failure to obtain such approval;

(h)        by either Party if any of the following actions has occurred: (i) the other Party, any of its Affiliates or any of their respective Representatives shall have materially breached its obligations of Section 4.9; (ii) the Board of Directors of the other Party shall have failed to make its recommendation as required by Section 4.7(b) or shall have effected an Adverse Recommendation Change (or resolved or publicly proposed to take any such action), whether or not permitted by the terms of this Agreement, (iii) the Board of Directors of the other Party shall have failed to reconfirm its recommendation as required by Section 4.7(b) within five Business Days after a written request to do so by the terminating Party, (iv) the other Party shall have materially breached its obligations under this Agreement by reason of a failure to call or conduct its meeting of shareholders in accordance with Section 1.2(b) or Section 1.3, as applicable, (v) the Board of Directors of the other Party shall have recommended to its shareholders any Takeover Proposal or Superior Proposal; or (vi) the other Party shall have entered into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to any Takeover Proposal or Superior Proposal or requiring such other Party to abandon, terminate or fail to consummate any of the transactions contemplated hereby, including the Arrangement; or

(i)        by either Party if the Board of Directors of such Party shall have approved or recommended, or such Party shall have entered into a definitive agreement with respect to, a Superior Proposal in compliance with Section 4.9(b).

Notwithstanding the foregoing, neither Party may terminate this Agreement pursuant this Section 6.1 unless such Party shall have made all payments required to be made to the other Party pursuant to Section 6.2.

Section 6.2.      Effect of Termination.

(a)     If this Agreement is terminated pursuant to Section 6.1, then this Agreement (other than as set forth in Section 4.1, Section 4.10(e), Section 4.17, this Section 6.2 and Article 7, which provisions shall survive such termination) shall become void and of no effect with no liability on the part of any Party (or of any of its Affiliates or its or their Representatives); provided, however, no such termination shall relieve either Party from any obligation to pay, if applicable, the amounts described in the other provisions of this Section 6.2 and neither Company nor Acquiror shall be relieved or released from any liabilities arising out of its willful breach of this Agreement.

(b)     Company Termination Fees

 (i)        If (A) Acquiror terminates this Agreement pursuant to Section 6.1(h), (B) Acquiror or Company terminates this Agreement pursuant to Section 6.1(i) as a result of the Company’s Board of Directors having approved or recommended a Superior Proposal or Company having entered into a definitive agreement with respect to a Superior Proposal, (C) Acquiror or Company terminates this Agreement pursuant to Section 6.1(c) without the Company Meeting having occurred, (D) Acquiror terminates this Agreement pursuant to Section 6.1(d) or (E) Acquiror or Company terminates this Agreement pursuant to Section 6.1(e) or Section 6.1(f) and in the case of any such termination pursuant to Section 6.1(c), Section 6.1(d), or Section 6.1(e) or Section 6.1(f) (1) at any time after the date of this Agreement and prior to such termination a Takeover Proposal shall have been publicly announced or otherwise publicly communicated to the senior management, Board of Directors or shareholders of Company that is not publicly withdrawn without qualification prior to ten Business Days before termination and (2) prior to the date that is 12 months after the effective date of such termination, the Company shall consummate a Takeover Proposal or enter into a definitive agreement with respect to a Takeover Proposal during such period that is thereafter consummated, then Company shall (X) reimburse Acquiror and its Subsidiaries for all reasonable out-of-pocket expenses incurred by Acquiror or any of its Subsidiaries in connection with the negotiation, preparation, execution and performance of this Agreement and related documentation, including printing fees, filing fees and fees and expenses of its legal, accounting and financial advisors, petroleum engineers and consultants and all fees and expenses payable to any financing sources related to this Agreement, the transactions contemplated hereby and any related financing in an amount not to exceed $10,000,000 (collectively, “Acquiror’s Costs”), and (Y) pay to Acquiror a termination fee equal to $130,000,000 (in the case of termination under Section 6.1(e), less the amounts that Company previously paid to Acquiror pursuant to Section 6.2(b)(ii)). Company shall satisfy its obligations under the preceding sentence by the wire transfer of immediately available funds to an account that Acquiror designates (I) in the case of termination pursuant to subclause (A) or (B) above, not later than the date of such termination and (II) in the case of subclause (C), (D) or (E) above, not later than the date on which Company executes and delivers a definitive agreement with respect to (or, if earlier, consummates) a Takeover Proposal.

(ii)        If Acquiror or Company terminates this Agreement pursuant to Section 6.1(e), then Company shall reimburse Acquiror and its Subsidiaries for all Acquiror’s Costs.

(iii)       If (A) Acquiror or Company terminates this Agreement pursuant to Section 6.1(c) without the Company Meeting having occurred and circumstances exist such that the condition set forth in Section 5.2(c) would not have been satisfied at the time of such termination or (B) Acquiror terminates this Agreement pursuant to Section 6.1(d) and, in each of the cases described in subclauses (A) and (B), the provisions of Section 6.2(b)(i) do not apply to any such termination, then Company shall reimburse Acquiror and its Subsidiaries for all of Acquiror’s Costs. Company shall satisfy its obligation under the preceding sentence by the wire transfer of immediately available funds to an account that Acquiror designates not later than the date of such termination (or, if later, on the Business Day immediately following the date on which Acquiror provides written notice of the amount of Acquiror’s Costs to Company).

(c)     Acquiror Termination Fees

(i)         If (A) Company terminates this Agreement pursuant to Section 6.1(h), (B) Acquiror or Company terminates this Agreement pursuant to Section 6.1(i) as a result of Acquiror’s Board of Directors having approved or recommended a Superior Proposal or Acquiror having entered into a definitive agreement with respect to a Superior Proposal, (C) Company or Acquiror terminates this Agreement pursuant to Section 6.1(c) without the Acquiror Meeting having occurred, (D) Company terminates this Agreement pursuant to Section 6.1(d), (E) Company or Acquiror terminates this Agreement pursuant to Section 6.1(g) and, solely with respect to subclauses (C), (D) and (E) above, in the case of any such termination pursuant to Section 6.1(c), Section 6.1(d) or Section 6.1(g) (1) at any time after the date of this Agreement and prior to such termination a Takeover Proposal shall have been publicly announced or otherwise publicly communicated to the senior management, Board of Directors or shareholders of Acquiror that is not publicly withdrawn without qualification prior to ten Business Days before termination and (2) prior to the date that is 12 months after the effective date of such termination, Acquiror shall enter into a definitive agreement with respect to a Takeover Proposal or a Takeover Proposal is consummated, then Acquiror shall (X) reimburse Company and its Subsidiaries for all out-of-pocket expenses incurred by Company or any of its Subsidiaries in connection with the negotiation, preparation, execution and performance of this Agreement and related documentation, including printing fees, filing fees and fees and expenses of its legal, accounting and financial advisors, petroleum engineers and consultants in an amount not to exceed $10,000,000 (collectively, “Company’s Costs”), and (Y) pay to Company a termination fee equal to $130,000,000 (in the case of termination under Section 6.1(g), less the amounts that Company previously paid to Acquiror pursuant to Section 6.2(c)(ii)). Acquiror shall satisfy its obligations under the preceding sentence by the wire transfer of immediately available funds to an account that Company designates (I) in the case of termination pursuant to subclause (A) or (B)

above, not later than the date of such termination and (II) in the case of subclause (C), (D), or (E) above, not later than the date on which Acquiror executes and delivers a definitive agreement with respect to (or, if earlier, consummates) a Takeover Proposal.

 (ii)        If Acquiror or Company terminates this Agreement pursuant to Section 6.1(g), then Acquiror shall reimburse Company and its Subsidiaries for all Company’s Costs.

 (iii)        If (A) Acquiror or Company terminates this Agreement pursuant to Section 6.1(c) without the Acquiror Meeting having occurred and circumstances exist such that the condition set forth in Section 5.3(c) would not have been satisfied at the time of such termination or (B) Company terminates this Agreement pursuant to Section 6.1(d) and, in each of the cases described in subclauses (A) or (B) above, the provisions of Section 6.2(c)(i) do not apply to any such termination, then Acquiror shall reimburse Company and its Subsidiaries for all of Company’s Costs. Acquiror shall satisfy its obligation under the preceding sentence by the wire transfer of immediately available funds to an account that Company designates not later than the date of such termination (or, if later, on the Business Day immediately following the date on which Company provides written notice of the amount of Company’s Costs to Acquiror).

(d)      If a Party becomes entitled to a payment under this Section 6.2 in a circumstance in which the Party may become entitled to an additional payment subject to the occurrence of subsequent events, then the other Party shall effect the payment then due and supplement such payment with any additional payment that becomes due as and when such additional payment becomes due.

(e)      Each Party acknowledges that the agreements contained in this Section 6.2 are an integral part of the transactions contemplated hereby and that, without these agreements, Acquiror and Company would not enter into this Agreement. Accordingly, if either Party fails to pay the amounts payable under this Section 6.2, then the breaching Party shall pay to the other Party and its Subsidiaries all costs and expenses (including attorneys’ fees and expenses) incurred by such other Party and its Subsidiaries in connection with the collection of such overdue amounts and the enforcement by such other Party of its rights under this Section 6.2, together with interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase Bank, N.A. or any successor thereto) in effect on the date on which such payment was required to be made.

Section 6.3.      Amendment.  This Agreement may be amended by Acquiror and Company, by action taken or authorized by their respective Board of Directors, at any time before or after the Company Requisite Shareholder Vote or the Acquiror Requisite Shareholder Vote is obtained provided, however, that after approval of the Arrangement by the shareholders of the Company and holders of Company Compensatory Awards, no amendment may be made which under applicable Law requires the further approval of the shareholders of the Company or the Court without such further approval. This Agreement may not be amended except by a written instrument signed on behalf of each of the Parties.

Section 6.4.      Extension; Waiver.  At any time before the Effective Time, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party under or pursuant to this Agreement, (b) waive any inaccuracies in the representations and warranties made by the other Party in this Agreement or in any document delivered pursuant hereto and (c) waive compliance with any of the covenants made by the other Party, or any of the conditions benefiting such waiving Party contained, in this Agreement. Any agreement on the part of any Party to any such extension or waiver shall be valid as against such Party only if set forth in a written instrument signed on behalf of such Party. Except for a waiver effected in accordance with the previous sentence, the failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE 7

MISCELLANEOUS

Section 7.1.      Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties or covenants set forth in this Agreement or in any document delivered pursuant hereto shall survive the Effective Time, except that the agreements of Acquiror and Company that by their terms apply or are to performed in whole or in part after the Effective Time and that are contained in Section 4.1, Section 4.10(e), Section 4.11, Section 4.17, Article 6 or this Article 7 shall survive the Effective Time in accordance with their respective terms.

Section 7.2.      Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except (a) as otherwise provided in Section 6.2, (b) except that the filing fee in connection with any filing made under all applicable Regulatory Laws for the acquisition of the Company Common Shares shall be shared equally by Acquiror and Company and (c) the costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement / Circular shall be shared equally.

Section 7.3.      Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given or made as of the date of receipt if delivered personally, sent by facsimile (and sender shall bear the burden of proof of delivery), sent by overnight courier (providing proof of delivery) or sent by registered or certified mail (return receipt requested, postage prepaid), in each case, to the Parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice): If to Company:

Kodiak Oil & Gas Corp.

1625 Broadway, Suite 250

Denver, Colorado 80202

Attention: Lynn A. Peterson

Facsimile: (303) 592-8071

with copies to:

Dorsey & Whitney LLP

701 5th Avenue, Suite 6100

Seattle, WA 98104-7043

Attention: Randal R. Jones

Facsimile: (206) 903-8820

Miller Thomson LLP

1000-840 Howe Street

Vancouver, BC V6Z 2M1

Canada

Attention: Gregory Smith

Facsimile: (604) 643-1200

If to Acquiror and Acquiror Canadian Sub:

Whiting Petroleum Corporation

1700 Broadway, Suite 2300

Denver, Colorado 80290-2300

Attention: James J. Volker

Facsimile: (720) 644-3620

(with copies to)

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attention: Benjamin F. Garmer III

          John K. Wilson

Facsimile: (414) 297-4900

Stikeman Elliot LLP

1155 René-Lévesque Blvd. West

40th Floor

Montréal, OC H3B 3V2

Canada

Attention: Steeve Robitaille

Facsimile: (514) 397-3624

Section 7.4.      Entire Agreement; No Third Party Beneficiaries.

(a)        This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior understandings, agreements or representations, between the Parties with respect to the subject matter hereof; provided, however, the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement.

(b)        This Agreement, except for the provisions of Section 4.11, which is intended for the benefit of persons described in the last sentence thereof, and Section 7.11, shall not confer any rights or remedies upon any Person other than the Parties and their respective permitted successors and permitted assigns.

Section 7.5.    Assignment; Binding Effect. No Party may assign this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise, including a merger or amalgamation) without the prior written approval of the other Party, and any attempted assignment without such prior written approval shall be void and without legal effect. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns.

Section 7.6.    Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A. without giving effect to any choice or conflict of law provision or rule, except for the matters subject to or contemplated by the BCBCA, including the Plan of Arrangement, which shall be interpreted, construed, performed and governed by and in accordance with the laws of the Province of British Columbia and federal laws applicable therein. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Delaware Court of Chancery. Each of Company, Acquiror and Acquiror Canadian Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such court), waives any objection to the laying of venue of any such litigation in the Delaware Court of Chancery and agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum.

Section 7.7.    Severability. If the term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, then all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.8.    Enforcement of Agreement. The Parties agree that money damages or any other remedy at law would not be a sufficient or adequate remedy for any actual or threatened breach or violation of, or default under, this Agreement and that, in addition to all other available remedies, the aggrieved Party shall be entitled, to the fullest extent permitted by Law, to an injunction restraining such actual or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

Section 7.9.      Waiver of Jury Trial. The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 7.10.    Interpretation. For purposes of this Agreement, (a) the words “including” and “include” shall be deemed to be followed by the words “without limitation,” (b) the words “herein,” “hereof,” “hereby,” “hereto” or “hereunder” refer to this Agreement as a whole, and (c) references to “$” refer to United States Dollars. The term “knowledge” when used in this Agreement with respect to the Company or Acquiror, as applicable, shall mean the actual knowledge of the individuals listed on Exhibit G assuming reasonable inquiry. Whenever required by the context of this Agreement, the singular shall include the plural and vice versa. When calculating the period of time before which, within which or following which any act is required to be done pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Any reference to any supranational, national, state, provincial, municipal, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. Unless the context otherwise requires, references in this Agreement (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. Notwithstanding anything to the contrary in this Agreement, each Section of this Agreement is qualified by the matters set forth with respect to such Section in the correspondingly numbered Section of the Company Disclosure Schedule or the Acquiror Disclosure Schedule, as applicable, only to the extent specified therein; provided, however, that any fact or item that is disclosed in any Section of the Company Disclosure Schedule or the Acquiror Disclosure Schedule, as applicable, in sufficient detail to make its relevance to any other representation and warranty of Company or Acquiror, as applicable, set forth in this Agreement readily apparent shall be deemed disclosed as an exception to such other representation and warranty. The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement. Capitalized terms used but not otherwise defined in the Schedules and Exhibits referred to in this Agreement shall have the meanings set forth in this Agreement. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each Party confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 7.11.    No Recourse. Notwithstanding anything to the contrary herein, Company hereby agrees, on behalf of itself and its Affiliates, that none of Acquiror’s lenders and other Financing sources and their directors, officers and Affiliates shall have any liability or obligation under this Agreement or the transactions contemplated hereby (whether in contract, tort, equity or otherwise). Acquiror’s lenders and other Financing sources and their directors officers and Affiliates are third party beneficiaries of Section 7.6, Section 7.9 and this Section 7.11.

Section 7.12.    Definitions. For purposes of this Agreement,

“2019 Notes” shall mean Company’s 8.125% Senior Notes due 2019 issued pursuant to the Indenture, dated as of November 23, 2011, among Company, a Subsidiary of Company, U.S. Bank National Association, as trustee, and Computershare Trust Company of Canada, as Canadian trustee, as amended by that certain supplemental indenture dated as of July 30, 2013 among Company, certain Subsidiaries of Company and U.S. Bank National Association, as trustee, and Computershare Trust Company of Canada, as Canadian trustee.

“2021 Notes” shall mean Company’s 5.500% Senior Notes due 2021 issued pursuant to the Indenture, dated as of January 15, 2013, among Company, a Subsidiary of Company, U.S. Bank National Association, as trustee, and Computershare Trust Company of Canada, as Canadian trustee, as amended by that certain supplemental indenture dated as of July 30, 2013 among Company, certain Subsidiaries of Company and U.S. Bank National Association, as trustee, and Computershare Trust Company of Canada, as Canadian trustee.

“2022 Notes” shall mean Company’s 5.500% Senior Notes due 2022 issued pursuant to the Indenture, dated as of July 26, 2013, among Company, Subsidiaries of Company, U.S. Bank National Association, as trustee, and Computershare Trust Company of Canada, as Canadian trustee.

“Acquiror Contract” shall mean, whether or not set forth in the Acquiror Disclosure Schedule, each Contract of the type described in Section 3.12(a).

“Acquiror Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of Acquiror as of March 31, 2014 and the footnotes thereto set forth in Acquiror’s Quarter Report on Form 10-Q for the three months ended March 31, 2014.

“Affiliates” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the powers to direct or cause the direction of management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Amalco” shall have the meaning set forth in the Plan of Arrangement.

“Business Day” shall mean any day on which banks are not required or authorized to close in the State of Colorado, U.S.A., and the Province of British Columbia, Canada.

“Canadian Securities Authorities” shall mean the applicable securities commissions and other securities regulatory authorities in each of the provinces and territories of Canada.

“Canadian Securities Laws” shall mean all applicable Canadian provincial and territorial securities Laws, as now in effect and as they may be promulgated or amended from time to time;

“Closing” means the Effective Time.

“Closing Date” means the Effective Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Contract” shall mean each of the following, whether or not set forth in the Company Disclosure Schedule: (a) each Contract of the type described in Section 2.16(a); and (b) each Contract that constitutes a Company Employee Benefit Plan.

“Company Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of Company as of March 31, 2014 and the footnotes thereto set forth in Company’s Quarter Report on Form 10-Q for the three months ended March 31, 2014.

“Company RSU and Option Awards” shall mean the Company RSUs and Company Stock Options, collectively.

“Consideration” shall mean such number of Acquiror Common Stock to be received by a holder of Company Common Shares pursuant to the Plan of Arrangement as consideration for each Company Common Share, in accordance with the Share Exchange Ratio.

“Contract” shall mean any written or oral agreement, contract, loan or credit agreement, employment or severance agreement, note, mortgage, bond, indenture, lease, benefit plan, permit, franchise, license or other instrument, understanding or arrangement.

“Continuance Requisite Shareholder Vote” shall mean the requisite approval for the Company Continuance, which consists of at least two-thirds of the votes cast on the Continuance Resolution by those holders of Company Common Shares present in person or represented by proxy at the Company Meeting, each Company Common Share entitling the holder thereof to one vote on the Continuance Resolution.

“Derivative” means a derivative transaction within the coverage of Statement of Financial Accounting Standard No. 133, as issued by the Financial Accounting Standards Board, including any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transaction.

“Dissent Rights” shall mean the rights of dissent in favor of the holders of Company Common Shares in respect of (i) the Company Continuance as required by the YBCA and (ii) the Arrangement as described in Section 4.1 of the Plan of Arrangement.

“Effective Date” shall have the meaning set forth in the Plan of Arrangement.

“Effective Time” shall have the meaning set forth in the Plan of Arrangement.

“Employee Benefit Plans” shall mean all “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and all other employee benefit or compensation Contracts, arrangements, perquisite programs or payroll practices that are maintained by a Person or any ERISA Affiliate or to which such Person or any ERISA Affiliate is obligated to contribute, for current or former employees or directors (or dependents or beneficiaries thereof) of such Person or any ERISA Affiliate or any predecessor of any of the foregoing.

“Equity Interests” shall mean (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities or (g) any other interest classified as an equity security of a Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) of which a Person is a member, an unincorporated trade or business under common control with such Person (as determined under Section 414(c) of the Code), or a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) of which such Person is a member.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Final Order” shall mean the final order of the Court pursuant to Section 291 of the BCBCA in a form reasonably acceptable to Company and Acquiror, approving the Arrangement as such order may be amended by the Court (with the consent of both Company and Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed) at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is reasonably acceptable to both Company and Acquiror on appeal.

“General Developments” shall mean (a) any developments or occurrences relating to or affecting domestic or foreign economic or political conditions in general or the securities, commodities or financial markets in general (including any change in the market price of oil, gas or raw materials), (b) any commencement, continuation or escalation of any act of terrorism or war (whether declared or undeclared), (c) any natural disasters, (d) any developments or occurrences relating to or affecting the industries in which Company or Acquiror (as applicable) or any of its Subsidiaries operates or (e) any changes in or interpretations of any applicable Law or generally accepted accounting practices occurring after the date of this Agreement, but excluding, in each of the cases described in clauses (a)-(e) above, any effect to the extent arising from any change, effect, condition, factor or circumstance that has, or is reasonably likely to have, a materially disproportionately impact on the business, results of operations, prospects, properties, condition (financial or otherwise), assets or liabilities of Company or Acquiror (as applicable) or any of its Subsidiaries relative to similarly situated companies principally engaged in the industries in which Company or Acquiror (as applicable) or any of its Subsidiaries conducts its business.

“Governmental Entity” shall mean any supranational, national, provincial, state, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, judicial, administrative, taxing, importing or other governmental or quasi-governmental authority.

“Hazardous Substance” shall mean (a) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); (b) any chemical or other material or substance that is regulated, classified or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant” under any Environmental Law, or any similar denomination intended to classify substance by reason of potential for adverse impact, toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; or (c) any other chemical or other material, waste or substance, exposure to which is prohibited, limited or regulated by or under any Environmental Law.

“Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids (including coalbed gas) and other liquids or gaseous hydrocarbons or other substances (including minerals) produced or associated therewith.

“Intellectual Property Rights” shall mean rights in the following: (a) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names; (b) all copyrights and all other rights associated therewith and the underlying works of authorship; (c) all patents and all proprietary rights associated therewith; (d) all inventions, mask works and mask work registrations, know how, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, websites, domain names, shop and royalty rights and all other types of intellectual property; and (e) all registrations of any of the foregoing and all applications therefor.

“Interim Order” shall mean the interim order of the Court made pursuant to the BCBCA in a form reasonably acceptable to Company and Acquiror, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court with the consent of Company and Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed.

“Law” shall mean any supernational, national, provincial, regional, state, local or foreign statute, law (including common law), ordinance, rule, regulation, code, order, judgment, injunction, writ, decree, governmental guideline, interpretation having force of law or bylaws, in each case of a Governmental Entity.

“Liens” shall mean mortgages, liens (statutory or otherwise), security interests, easements, encroachments, rights-of-way, rights of refusal or encumbrances of any nature whatsoever.

“Material Adverse Effect” shall mean any change, effect, condition, factor or circumstance that is or is reasonably likely to (a) be materially adverse to the business, results of operations, prospects, properties, condition (financial or otherwise), assets or liabilities of Company or Acquiror, as applicable, and its Subsidiaries taken as a whole or (b) materially impede Company or Acquiror (as applicable) from consummating the transactions contemplated hereby. Notwithstanding the foregoing, (i) General Developments, Transaction Developments, any failure by the Company or Acquiror to meet any financial projections, forecasts or estimates of revenues, earnings or other financial metrics for any period (it being understood that the facts and circumstances that may have given rise to such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), any change in the trading price or trading volume of the Parties’ securities and any change to the Parties’ credit ratings shall not be deemed, either alone or in combination, to constitute a Material Adverse Effect and (ii) no change, effect, condition, factor or circumstance arising from any of the foregoing shall be taken into account in determining whether there has been a Material Adverse Effect.

“Merger” shall mean the transactions described in Subsections 3.2(a) through 3.2(g) of the Plan of Arrangement.

“Multiemployer Plan” shall mean a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA.

“Oil and Gas Contracts” means any of the following Contracts to which the applicable Person or any of its Subsidiaries is a party (other than, in each case, an Oil and Gas Lease): all farm-in and farm-out agreements, areas of mutual interest agreements, joint venture agreements, development agreements, production sharing agreements, operating agreements, unitization, pooling and communitization agreements, declarations and orders, divisions orders, transfer orders, royalty deeds, oil and gas sales agreements, exchange agreements, gathering and processing Contracts and agreements, drilling, service and supply Contracts, geophysical and geological Contracts, land broker, title attorney and abstractor Contracts and all other Contracts relating to Hydrocarbons or revenues therefrom and claims and rights thereto, and, in each case, interests thereunder.

“Oil and Gas Interests” means (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests; (b) Hydrocarbons or revenues therefrom; (c) all Oil and

Gas Leases and the leasehold estates created thereby and the lands covered by the Oil and Gas Leases or included in units with which the Oil and Gas Leases may have been pooled or united; (d) all Oil and Gas Contracts; (e) surface interests, fee interests, reversionary interests, reservations and concessions; (f) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, (g) all rights and interests in, under or derived from unitization and pooling agreements in effect with respect to clauses (a) and (c) above and the units created thereby which accrue or are attributable to the interests of the holder thereof; (h) all interests in machinery equipment (including Wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering Systems and metering equipment), pumps, water plants, electric plants, gasoline and gas platforms, processing plants, separation plants, refineries, testing and monitoring equipment, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (i) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which Company or any of its Subsidiaries, or Acquiror and any of its Subsidiaries, as applicable, leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other real property which is material to such Party’s business.

“Order” shall mean any order, writ, injunction, judgment, plan or decree of any Governmental Entity.

“Party” or “Parties” shall mean Acquiror and Acquiror Canadian Sub as one “Party,” and/or Company, as the case may be.

“Permitted Lien” means (a) any Lien for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals, provisions or reserves (based on good faith estimates of management) have been set aside for the payment thereof, (b) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary course of business or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith or for which adequate accruals or reserves (based on good faith estimates of management) have been set aside for the payment thereof, (c) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (d) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (e) Liens relating to intercompany borrowings among Company and its wholly owned Subsidiaries, (f) Liens that are disclosed on the Company Recent Balance Sheet or Acquiror Recent Balance Sheet, as applicable, or the notes thereto or securing liabilities reflected on such balance sheet, (g) Liens arising under or pursuant to the organizational documents of Company or any of its Subsidiaries, or (h) other Liens that do not, individually or in the aggregate, materially impair the present use of the property encumbered thereby.

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, an unlimited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.

“Production Burden” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), other than Taxes and assessments of Governmental Entities.

“Proxy Statement / Circular” shall mean a joint proxy statement on Schedule 14A and circular relating to (a) the notice of the Acquiror Meeting, including all schedules, appendices and exhibits thereto, to be sent, among other others, to the shareholders of Acquiror in connection with the Acquiror Meeting and (b) the notice of the Company Meeting and accompanying management proxy circular, including all schedules, appendices and exhibits thereto, to be sent, among other others, to the shareholders of Company, holders of Company Stock Options, Company RSUs and Company Restricted Stock Awards in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time.

“Regulatory Law” shall mean any Law that is designed or intended to prohibit, restrict or regulate (a) foreign investment (including the Investment Canada Act) or (b) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition (including the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Competition Act (Canada) as amended and similar Laws).

“Securities Authorities” shall mean the Canadian Securities Authorities and the SEC.

“Share Encumbrances” shall mean any (a) Lien, (b) shareholders’ agreement, voting trust, proxy, power of attorney or similar instrument, (c) right or privilege capable of becoming a shareholders’ agreement, voting trust, proxy, power of attorney or other instrument affecting the Equity Interests and (d) restriction affecting the ability of any holder of the Equity Interests to exercise all ownership rights thereto.

“Share Exchange Ratio” shall mean 0.177 of a share of Acquiror Common Stock per Company Common Share.

“Subsidiaries” of any Person shall mean any corporation or other form of legal entity (a) an amount of the outstanding voting securities of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, 50% or more of the equity interests of which) is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or (b) with respect to which such Person or one or more of its Subsidiaries is the general partner or the managing member or has similar authority.

“Taxes” shall mean supranational, national, state, provincial, municipal, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, goods and services, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, single business, unincorporated business, value added, capital stock, capital production, business and occupation, disability, FICA, employment, governmental plan premiums and contributions, payroll, license, estimated, stamp, custom duties, environmental, severance or withholding taxes, or any other tax, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Entity, including any interest, fines and penalties (civil or criminal) on or additions to any such taxes, whether disputed or not, and shall include any transferee liability in respect of taxes, any liability in respect of taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.

“Tax Return” shall mean a return, report, election, designation, estimate, claim for refund or other information, form or statement required to be prepared, filed or supplied in accordance with applicable Laws in connection with, any Taxes, including, where permitted or required, combined or consolidated returns for a group of entities and including any amendment thereof, including any schedule or attachment thereto.

“Transaction Developments” shall mean (a) any acts or omissions of Company or Acquiror (as applicable) or any of its Subsidiaries prior to the Closing Date specifically contemplated by this Agreement, (b) the execution, delivery and performance of this Agreement, and/or (c) any acts or omissions taken at the request, or with the approval, of Company or Acquiror (as applicable).

“U.S. Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations thereunder.

“U.S. Securities Laws” shall mean all applicable United States federal and state securities Laws and the rules and regulations and published policies under or relating to the foregoing securities Laws and applicable stock exchange rules and listing standards of the New York Stock Exchange.

“Units” means all pooled, communitized or unitized acreage that includes all or a part of any Oil and Gas Lease.

“Wells” means all oil and/or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Leases or Unit or otherwise associated with an Oil and Gas Interest of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Arrangement Agreement as of the day and year first written above.

WHITING PETROLEUM CORPORATION

By: /s/ James J. Volker
Name:	James J. Volker
Title:	Chairman, President and Chief
Executive Officer

1007695 B.C. LTD.

By: /s/ James J. Volker
Name:	James J. Volker
Title:	Chairman, President and Chief
Executive Officer

KODIAK OIL & GAS CORP.

By: /s/ Lynn A. Peterson
Name:	Lynn A. Peterson
Title:	President and Chief Executive Officer

[Signature Page to Arrangement Agreement]